Exhibit 2.1

CONTRIBUTION AGREEMENT
Between
ADVANCE/NEWHOUSE PARTNERSHIP,
A/NPC HOLDINGS LLC,
CHARTER COMMUNICATIONS, INC.,
CCH I, LLC
and
CHARTER COMMUNICATIONS HOLDINGS, LLC
Dated as of March 31, 2015

-i-

-ii-

-iii-

Section 9.5	Enforcement	76
Section 9.6	Public Disclosure	77
Section 9.7	Expenses	77
Section 9.8	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	77
Section 9.9	Counterparts	77
Section 9.10	Headings	77
Section 9.11	Severability	77

EXHIBITS
Exhibit A    Stockholders Agreement
Exhibit B    Term Sheet

-iv-

This CONTRIBUTION AGREEMENT, dated as of March 31, 2015, is made between Advance/Newhouse Partnership, a New York Partnership (“A/N”), A/NPC Holdings LLC, a Delaware limited liability company (which shall be a party to this Agreement solely for the purposes of making the representations in Section 3.18), Charter Communications, Inc., a Delaware corporation (“Cheetah”), CCH I, LLC, a Delaware limited liability Company (“New Cheetah”) and Charter Communications Holdings, LLC, a Delaware limited liability company (“Cheetah Holdco” and, together with Cheetah and New Cheetah, the “Cheetah Parties”).
RECITALS
A.    Bright House Networks, LLC, a Delaware limited liability company (“Bengal”), and its Subsidiaries operate the Bengal Business;
B.    Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership (“TWEAN Partnership”) owns all of the issued and outstanding limited liability company membership interests of Bengal (the “Membership Interests”);
C.    Prior to the Closing, A/N, Bengal and its Subsidiaries shall effect the Restructuring;
D.    A/N desires to contribute, assign, convey, transfer and deliver all right, title and interest in the Membership Interests, and Cheetah Holdco desires to accept such contribution, assignment, conveyance, transfer and delivery, upon the terms and subject to the conditions set forth in this Agreement (collectively with the other transactions contemplated by this Agreement, the “Contribution”); and
E.    Concurrently with the delivery of this Agreement, Cheetah, Liberty Broadband Corporation (“Larry”) and A/N have executed and delivered a stockholders agreement attached hereto as Exhibit A (the “Stockholders Agreement”).
AGREEMENT
In consideration of the Recitals above, which are hereby incorporated into this Agreement by reference, the representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I.
DEFINITIONS AND TERMS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Action” means any litigation, claim, action, arbitration, suit, hearing or proceeding (whether civil, criminal or administrative).
“Advance 401(k) Plan” has the meaning set forth in Section 5.7(d).
“Adverse Recommendation Change” has the meaning set forth in Section 5.11(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the man-

agement policies of such Person, whether through the ownership of voting securities or by contract or otherwise. A “controlled Affiliate” means, with respect to any Person, an Affiliate controlled by such Person. Notwithstanding anything to the contrary set forth in this Agreement, (i) A/N, Bengal and Larry shall not be deemed to be Affiliates of any of the Cheetah Parties and (ii) A/N and its Affiliates shall not be deemed to be Affiliates of TWCE or any of its Affiliates (other than Bengal and its Subsidiaries).
“Aggregate Flex Plan Balance” has the meaning set forth in Section 5.7(e)(ii).
“Agreement” means this Contribution Agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof.
“Amended and Restated Certificate” means the Amended and Restated Certificate of Incorporation of New Cheetah, to be filed at the Closing.
“Amendment” has the meaning set forth in Section 9.2.
“A/N” has the meaning set forth in the Preamble.
“A/N Beneficial Owner” has the meaning set forth in Section 3.2.
“A/N Consents” means all contractual, constitutional, governmental or quasi-governmental consents, approvals, waivers, authorizations, notices and filings required to be obtained by A/N, Bengal and their respective Subsidiaries and any A/N Beneficial Owner from, or to be given by A/N, Bengal and their respective Subsidiaries and any A/N Beneficial Owner to, or made by A/N, Bengal or its Subsidiaries or any A/N Beneficial Owner with, any Person in connection with the execution, delivery and performance by A/N of this Agreement, other than those the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.
“A/N Disclosure Schedule” means the A/N Disclosure Schedule of even date herewith delivered by A/N to Cheetah in connection with the execution and delivery of this Agreement.
“A/N Flex Plan” has the meaning set forth in Section 5.7(e)(i).
“A/N Indemnitees” has the meaning set forth in Section 7.3.
“A/N Issuance” means the issuance of shares of New Cheetah Class B Common Stock, Cheetah Holdco Class B Common Units and Cheetah Holdco Preferred Units to A/N as the Equity Consideration.
“Antitrust Division” means the Antitrust Division of the Department of Justice.
“Antitrust Laws” has the meaning set forth in Section 5.5(d).
“Asset Exchange Agreement” means the Exchange Agreement to be entered into by and among Cheetah and Comcast Corporation on terms consistent in all material respects with the description thereof in the definitive proxy statement on Schedule 14A of Cheetah dated February 17, 2015 and filed with the SEC on such date.
“Asset Purchase Agreement” means the Asset Purchase Agreement to be entered into by and among Cheetah and Comcast Corporation, consistent in all material respects with the description thereof in the definitive proxy statement on Schedule 14A of Cheetah dated February 17, 2015 and filed with the SEC on such date.
“Associate” has the meaning set forth in the Cheetah Certificate.

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).
“Beneficially Owned” has the meaning set forth in the Cheetah Certificate.
“Benefit Plans” has the meaning set forth in the Section 3.14(a).
“Bengal” has the meaning set forth in the Recitals.
“Bengal Alternative Transaction” means (a) any acquisition or purchase of 20% or more of the consolidated assets of Bengal and its Subsidiaries or 20% or more of any class of equity or voting securities of Bengal or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Bengal or (b) any merger, consolidation, share exchange, business combination or other similar transaction involving Bengal or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets or earning power of Bengal or (c) any transaction or arrangement where 20% of the revenue or earnings of Bengal is transferred outside of the current ownership of Bengal by means of a management fee, direct participation or otherwise, in each of clauses (a), (b) and (c) directly or indirectly, however structured and including by means of a Contribution (as defined in the TWEAN Agreement).
“Bengal Benefit Plans” has the meaning set forth in Section 3.14(a).
“Bengal Business” means the business of directly or indirectly owning (wholly or partially) and operating cable and/or communications systems that provide customers with analog and digital multichannel video programming services, high-speed internet services, digital voice services and other cable, communications and/or voice services in the geographic areas listed in Section 1.1(b) of the A/N Disclosure Schedule and other revenue-generating activities of Bengal and its Subsidiaries, including any local news networks.
“Bengal Business Employee” has the meaning set forth in Section 5.7(a).
“Bengal Demising Lease” has the meaning set forth in Section 3.12(a).
“Bengal Franchise” means each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance and operation of any part of the Bengal Systems.
“Bengal Fundamental Representations” means the representations and warranties of A/N set forth in the second sentence of Section 3.1(b), Section 3.1(c) and Section 3.1(d) (Equity Interests); Section 3.2 (Authorization); Section 3.5 (Binding Effect); and Section 3.26 (Finders’ Fee).
“Bengal Governmental Authorizations” means all Bengal Franchises, licenses, permits, certificates, filings, registrations and other authorizations and approvals that Bengal or any of its Subsidiaries is required to obtain from, or make with, any Government Entity.
“Bengal IT Assets” means any and all computers, computer software (including any related code), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by Bengal or its Subsidiaries or licensed or leased to Bengal or its Subsidiaries (excluding any public networks).
“Bengal Labor Agreement” has the meaning set forth in Section 3.15(b).
“Bengal Lease” means any lease, license agreement, sublease, other occupancy agreement, tenancy or right to occupy any space to which Bengal or a Subsidiary is a party, which governs the use of real property owned by Persons other than Bengal or such Subsidiary, as the case may be, in each case, which (a) requires Bengal or its Subsidiaries to pay in excess of $1,000,000 over the 12-month period following the date hereof and (b) is not a Bengal Demising Lease.
“Bengal Leased Real Property” means the real property that is the subject of any of the Bengal Leases, including any leasehold improvements related to such Bengal Lease and all easements, rights-of-way, appurtenances and other rights benefiting such real property.
“Bengal Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed to Bengal or any of its Subsidiaries or for which Bengal or any of its Subsidiaries has obtained a covenant not to be sued.
“Bengal Material Adverse Effect” means an effect that (a) is materially adverse to the business, results of operations, financial condition, cash flows, assets or liabilities of Bengal and its Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from or arising out of: (i) any change in international, national, regional or industry-wide economic or business conditions (including financial and capital market conditions); (ii) changes or conditions generally affecting the multichannel video programming, high-speed data or telephony industries; (iii) any attack on, or by, outbreak or escalation of hostilities or acts of war, sabotage or terrorism or natural disasters or any other national or international calamity, except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of Bengal or any of its Subsidiaries; (iv) the execution of this Agreement or the announcement, pendency or consummation of the transactions contemplated by this Agreement (including, in each case, the impact thereof on, any loss of, or adverse change in, the relationship, contractual or otherwise, of Bengal and/or its Subsidiaries with their employees, customers, distributors, partners or suppliers or any other Persons with whom they transact business that is proximately caused thereby) (provided that this clause (iv) shall not apply to Sections 3.2, 3.3, 3.4 and 3.14(f)); (v) any failure by Bengal or any of its Subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predictions in respect of financial performance, including revenues, earnings or cash flows, for any period (it being understood that this clause (v) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such failure may be taken into account in determining whether there has been a Bengal Material Adverse Effect); (vi) any actual or proposed change in Law or interpretations thereof; (vii) changes in GAAP (or authoritative interpretation thereof); or (viii) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement (provided that this clause (viii) shall not apply to any obligation to operate in the Ordinary Course set forth in this Agreement); provided, that notwithstanding the foregoing, clauses (i), (ii), (iii), (vi) and (vii) shall not apply to the extent that the adverse effect on Bengal and/or its Subsidiaries resulting from or arising out of the matters described therein is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed data or telephony industries in the United States, but, in such event, only the incremental disproportionate impact of such changes, conditions, circumstances or developments shall (unless otherwise excluded from the definition of Bengal Material Adverse Effect) be taken into account in determining whether there has been a Bengal Material Adverse Effect; or (b) would prevent A/N or Bengal or any of their respective Affiliates from consummating the transactions contemplated by this Agreement.
“Bengal Material Contracts” has the meaning set forth in Section 3.11(a).

“Bengal Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by Bengal or any of its Subsidiaries.
“Bengal Owned Real Property” means the real property owned by Bengal or its Subsidiaries, including any and all buildings, plants, structures and improvements located thereon, fixtures attached thereto and all easements, rights-of-way, appurtenances and other rights benefiting such real property.
“Bengal Related Person” has the meaning set forth in Section 3.27.
“Bengal State Communications Authorizations” means the authorizations granted or issued to Bengal or its Subsidiaries by a State Regulatory Authority to provide Communications Services listed in Section 1.1(c) of the A/N Disclosure Schedules.
“Bengal System” means any System that is used in the operation of the Bengal Business.
“Bengal’s Knowledge” or any similar phrase, means the actual knowledge of the following employees or Representatives of Bengal and its Affiliates: Steve Miron, Nomi Bergman, William Futera, Pam Hagan, Art Steinthauer and Leo Cloutier.
“Books and Records” means all books, ledgers, files, reports, plans, records, manuals, maps, engineering data and test results held by A/N, Bengal or any of their respective Affiliates that relate to Bengal and its Subsidiaries, the Bengal Systems and the Bengal Business which are in existence on the Closing Date.
“Burdensome Condition” has the meaning set forth in Section 5.5(e).
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Cash Consideration” means $2.014 billion.
“Cash Long-Term Award” has the meaning set forth in Section 5.7(f)(ii).
“Cash-Based Plans” means the Amended Advance/Newhouse Partnership Option Plan and the Advance/Newhouse Partnership Full Value Shares Plan.
“Certificate Amendment” has the meaning set forth in Section 2.1.
“Cheetah” has the meaning set forth in the Preamble.
“Cheetah 401(k) Plan” has the meaning set forth in Section 5.7(d).
“Cheetah Certificate” means the Amended and Restated Certificate of Incorporation of Cheetah.
“Cheetah Consents” means all contractual, constitutional, governmental or quasi-governmental consents, approvals, waivers, authorizations, notices and filings required to be obtained by Cheetah or any of its Affiliates from, or to be given by Cheetah or any of its Affiliates to, or made by Cheetah or any of its Affiliates with, any Person in connection with the execution, delivery and performance by Cheetah of this Agreement, other than those the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Cheetah Material Adverse Effect.
“Cheetah Disclosure Schedule” means the Cheetah Disclosure Schedule of even date herewith delivered by Cheetah to A/N in connection with the execution and delivery of this Agreement.
“Cheetah Flex Plan” has the meaning set forth in Section 5.7(e)(i).

“Cheetah Franchise” means each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance and operation of any part of the Cheetah Systems.
“Cheetah Fundamental Representations” means the representations and warranties of Cheetah set forth in Section 4.2(b) (Equity Interests); Section 4.3 (Authorization); Section 4.6 (Binding Effect); and Section 4.11 (Finders’ Fee).
“Cheetah Governmental Authorizations” means all Cheetah Franchises, licenses, permits, certificates, filings, registrations and other authorizations and approvals that Cheetah or any of its Subsidiaries is required to obtain from, or make with, any Government Entity.
“Cheetah Holdco” has the meaning set forth in the Preamble.
“Cheetah Holdco Preferred Units” mean Preferred Units of Cheetah Holdco, with the terms set forth on Exhibit B hereto.
“Cheetah Indemnitees” has the meaning set forth in Section 7.2.
“Cheetah Material Adverse Effect” means an effect that (a) is materially adverse to the business, results of operations, financial condition, cash flows, assets or liabilities of Cheetah and its Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from or arising out of: (i) any change in international, national, regional or industry-wide economic or business conditions (including financial and capital market conditions); (ii) changes or conditions generally affecting the multichannel video programming, high-speed data or telephony industries; (iii) any attack on, or by, outbreak or escalation of hostilities or acts of war, sabotage or terrorism or natural disasters or any other national or international calamity, except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of Cheetah or any of its Subsidiaries; (iv) the execution of this Agreement or the announcement, pendency or consummation of the transactions contemplated by this Agreement, the Comcast Agreement or the Comcast-TWC Agreement (including, in each case, the impact thereof on, any loss of, or adverse change in, the relationship, contractual or otherwise, of Cheetah and/or its Subsidiaries with their employees, customers, distributors, partners or suppliers or any other Persons with whom they transact business that is proximately caused thereby) (provided that this clause (iv) shall not apply to Sections 4.3 and 4.4); (v) any failure by Cheetah or any of its Subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predictions in respect of financial performance, including revenues, earnings or cash flows, for any period (it being understood that this clause (v) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such failure may be taken into account in determining whether there has been a Cheetah Material Adverse Effect); (vi) any actual or proposed change in Law or interpretations thereof; (vii) changes in GAAP (or authoritative interpretation thereof); (viii) any change in the price of the Cheetah Class A Common Stock on the NASDAQ (it being understood that this clause (viii) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change may be taken into account in determining whether there has been a Cheetah Material Adverse Effect); or (ix) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement (provided that this clause (ix) shall not apply to any obligation to operate in the Ordinary Course set forth in this Agreement); provided, that notwithstanding the foregoing, clauses (i), (ii), (iii), (vi) and (vii) shall not apply to the extent that the adverse effect on Cheetah and/or its Subsidiaries resulting from or arising out of the matters described therein is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed data or telephony industries in the United States, but, in such event, only the incremental disproportionate impact of such changes, conditions, circumstances or developments shall (unless otherwise excluded from the definition of Cheetah Material Adverse Effect) be taken into account in determining whether there has been a Cheetah Material Adverse Effect; or (b) would prevent any Cheetah Party from consummating the transactions contemplated by this Agreement.
“Cheetah Parties” has the meaning set forth in the Preamble.
“Cheetah Plans” has the meaning set forth in Section 5.7(b)(ii).
“Cheetah SEC Filings” has the meaning set forth in Section 4.7(a).
“Cheetah Stockholder Approvals” means, collectively, (a) (i) the affirmative vote of the holders of a majority of the outstanding shares of Cheetah Class A Common Stock and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Cheetah Class A Common Stock, excluding the Larry Shares, in favor of the Certificate Amendment; (b) the affirmative vote of the holders of a majority of the outstanding shares of Cheetah Class A Common Stock, excluding the Larry Shares, in favor of the effectiveness of those provisions of the Stockholders Agreement that, by their terms, are to be effective upon the Closing; (c) the affirmative vote of the holders of a majority of the outstanding shares of Cheetah Class A Common Stock, excluding the Larry Shares, in favor of the Larry Stock Issuance; and (d) the affirmative vote of the holders of a majority of the votes cast by holders of Cheetah Class A Common Stock in favor of the Larry Stock Issuance and the A/N Issuance, in each case at the Cheetah Stockholder Meeting.
“Cheetah Stockholder Meeting” has the meaning set forth in Section 5.11(a).
“Cheetah System” means any System that is used in the operation of the business of Cheetah or its Subsidiaries.
“Cheetah’s Knowledge” or any similar phrase, means the actual knowledge of the following employees of Cheetah and its Affiliates: Thomas M. Rutledge, John Bickam, Christopher L. Winfrey and Richard Dykhouse.
“Chosen Courts” has the meaning set forth in Section 9.8.
“Closing” has the meaning set forth in Section 2.1.
“Closing Date” means the time at which and the date on which the Closing actually occurs.
“COBRA Coverage” has the meaning set forth in Section 5.7(c).
“Code” means the Internal Revenue Code of 1986, as amended.
“Comcast Agreement” means the Comcast/Cheetah Transactions Agreement, dated as of April 25, 2014, by and between Comcast Corporation and Cheetah, consistent in all material respects with the description thereof in the definitive proxy statement on Schedule 14A of Cheetah dated February 17, 2015 and filed with the SEC on such date.
“Comcast-TWC Agreement” means the Agreement and Plan of Merger, dated as of February 12, 2014, among Time Warner Cable Inc., Comcast Corporation and Tango Acquisition Sub, Inc.

“Communications Act” means the Communications Act of 1934, including the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, each as amended.
“Communications Laws” means the Communications Act, all applicable local and state Laws regulating the cable and/or communications businesses or services and the rules and regulations promulgated under the foregoing.
“Communications Services” means voice services and any other services over which a state has asserted regulatory jurisdiction.
“Confidentiality Agreement” means the non-disclosure agreement by and between Cheetah and Bengal, dated August 1, 2014.
“Continuing Employees” has the meaning set forth in Section 5.7(a).
“Contracts” means all agreements, contracts, purchase orders, arrangements, commitments and licenses (other than this Agreement, Bengal Franchises, Cheetah Franchise, Bengal Leases or Bengal Demising Leases), whether written or oral.
“Contribution” has the meaning set forth in the Recitals.
“Controlling Party” has the meaning set forth in Section 7.5(d).
“Counter-Offer” means a counter-offer made by TWCE to A/N, which counter-offer shall constitute a “proper counter-offer” pursuant to Section 8.3(c) of the TWEAN Agreement.
“Deal Litigation” has the meaning set forth in Section 5.13(b).
“Deductible” has the meaning set forth in Section 7.4(a).
“Digital Customer” means a customer who receives digital video services as reflected in Bengal’s billing system.
“Direct Claim” has the meaning set forth in Section 7.5(c).
“Employees” means, with respect to a Person, all of the following:
(a)all persons who are active employees of such Person or a Subsidiary of such Person on the Closing Date, including such employees who are on vacation or a regularly scheduled day off from work; provided, that employees of such Person or such Subsidiary who are on temporary leave for purposes of jury or annual national service/military duty shall be deemed to be active employees;

(b)employees of such Person or a Subsidiary of such Person who are on nonmedical leaves of absence on the Closing Date; provided, that no such employee shall be guaranteed reinstatement to active service if his return to employment is contrary to the terms of his leave, unless otherwise required by applicable Law (for purposes of the foregoing, nonmedical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993 or any comparable state Law, educational leave, military leave with veteran’s reemployment rights under federal or state Law, or personal leave, unless any of the foregoing is determined to be a medical leave); and

(c)employees of such Person or a Subsidiary of such Person who are on disability or medical leave on the Closing Date.

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, right of first refusal, mortgage, deed of trust, easement, right of way, encroachment or other restriction.
“End Date” has the meaning set forth in Section 8.2(a).
“Environmental Law” means any Law (including common law) and any Bengal Governmental Authorization relating to the protection of human health or safety as it relates to environmental matters or the environment (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or structures) or the regulation of Hazardous Substances.
“Equity Consideration” means the Cheetah Holdco Preferred Units, Cheetah Holdco Class B Common Units and New Cheetah Class B Common Stock to be issued to A/N at the Closing pursuant to Section 2.3(a).
“Equity Interest” means, with respect to any Person, any share or other similar interest, however designated, in the equity of such Person, including capital stock, partnership interests, membership interests, and any option or warrant with respect thereto and any other right to acquire any such interest and any securities or other rights convertible into, or exercisable or exchangeable for, any such interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that is, or at any applicable time was, a corporation or trade or business (whether or not incorporated) under common control or treated as a single employer within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agreement” means the Exchange Agreement between New Cheetah, Cheetah Holdco and A/N, to be entered into at the Closing.
“Excluded Assets” means all assets attributable to the Bengal Benefit Plans that are Pension Plans.
“Excluded Liabilities” means:
(a)all Liabilities attributable to Pension Plans or Multiemployer Plans, in each case, sponsored, maintained, contributed to or required to be contributed to, by A/N, Time Warner Cable Inc., the TWEAN Partnership and each of their respective ERISA Affiliates, including any Liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) corresponding or similar provisions of foreign Laws;

(b)all Liabilities that remain with or are assigned to A/N or its Affiliates pursuant to Section 5.7, including any Liabilities related to any Cash Long-Term Awards outstanding on the date hereof;

(c)all Liabilities of A/N, any A/N Beneficial Owner or any of their respective Affiliates to the extent not primarily related to the Bengal Business;

(d)all Liabilities for any Excluded Taxes;

(e)all obligations of A/N, any A/N Beneficial Owner or any of their respective Affiliates to any advisor, underwriter, lender, investment banker, broker, finder or other intermediary in connection with any contemplated underwriting, refinancing, recapitalization, change in terms of indebtedness for borrowed money, change in control transaction, or similar matter, including in connection with this Agreement and the transactions contemplated hereby (including UBS Investment Bank, Sullivan & Cromwell LLP, Sabin, Bermant and Gould LLP and KPMG LLP);

(f) all obligations to Bengal Related Persons (other than Bengal and its Subsidiaries), including in respect of any management, advisory or other fees, preferential payments, or obligations of any kind, other than obligations pursuant to the agreements set forth on Section 1.1(d) of the A/N Disclosure Schedule or ordinary course payroll and benefits obligations;

(g)all Liabilities relating to claims by or on behalf of A/N, any A/N Beneficial Owner or any of their respective Affiliates arising at any time, whether before or after the Closing, whether relating to the Bengal Business or otherwise (other than any claims by any party to this Agreement or the Transaction Agreements under this Agreement or any of the Transaction Agreements);

(h)all Indebtedness other than trade working capital incurred in the Ordinary Course; and

(i)all Liabilities relating to any distribution or payment or other transaction with any A/N Beneficial Owner.

“Excluded Taxes” means (a) any Taxes of, or required to be paid by, the TWEAN Partnership or any of its Affiliates (other than Bengal and its Subsidiaries) or in respect of the Excluded Assets for any period, (b) any Taxes resulting from the Restructuring or otherwise from the transactions described in or taken pursuant to Sections 5.14 or 5.15, (c) any Taxes of A/N, except for any payroll, employment, social security (or similar), unemployment, disability and similar Taxes of A/N for or applicable to the Pre-Closing Tax Period, (d) Taxes based on income, franchise, net worth, gross receipts, profit or revenue (but not including sales, cable franchise fees, or similar transaction Taxes) of, relating to or in respect of Bengal and its Subsidiaries, the Bengal Business or the Specified Assets for or applicable to the Pre-Closing Tax Period, (e) any Transfer Taxes or Sales Taxes for which A/N is responsible pursuant to Section 5.6(a), (f) any Taxes for which Bengal or any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity having been a member of any consolidated, combined, unitary, or affiliated Tax group, as a transferee or successor, by contract or otherwise for or applicable to the Pre-Closing Tax Period, (g) any obligation or other liability, obligation or commitment of Bengal or any of its Subsidiaries to indemnify any other Person in respect of or relating to Taxes or to pay an amount pursuant to any Tax sharing, allocation, indemnity or similar agreement or arrangement entered into at or prior to the Closing Date, (h) Taxes arising out of, attributable to, relating to or resulting from the failure of the certificates delivered pursuant to Section 2.5(a)(ii) to be true and correct at and as of the Closing Date and (i) any costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (a)-(h). For purposes of this Agreement, in the case of any Straddle Period, Taxes for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
“FCC” means the U.S. Federal Communications Commission.

“FCC Licenses” means all licenses, authorizations, permits and consents issued by the FCC and held by Bengal or its Subsidiaries and/or used in the Bengal Business.
“Final Determination” has the meaning set forth in Section 7.7.
“Financial Statements” has the meaning set forth in Section 3.6(a).
“Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, computers, tools, electronic devices, towers, trunk and distribution cable, decoders and spare decoders for scrambled satellite signals, amplifiers, power supplies, conduits, vaults and pedestals, grounding and pole hardware, installed subscriber devices (including drop lines, converters, encoders, transformers behind television sets and fittings), headends and hubs (origination, transmission and distribution systems), hardware and closed circuit devices and other tangible personal property (other than inventory), wherever located.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. Antitrust Law or other similar Law.
“Government Entity” means the United States or any federal, state or local or foreign court, authority, agency, administrative or regulatory body or other governmental or quasi-governmental entity with competent jurisdiction.
“Hazardous Substances” means any regulated, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, or any release thereof as defined or referred to in any Environmental Law, as well as words of similar purport or meaning referred to in any other Law, including radon, asbestos or any asbestos-containing material, polychlorinated biphenyls, radioactive materials, urea formaldehyde, mold, lead and petroleum products and petroleum-based derivatives. Where one Law defines any of these terms more broadly than another, the broader definition shall apply.
“High-Speed Data Customer” means a “High-Speed Data Customer” as determined for purposes of the Audited Financial Statements.
“Higher Cap” has the meaning set forth in Section 7.4(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Indebtedness” means, as of any particular time, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are of Bengal or any of its Subsidiaries or guaranteed or otherwise directly or contingently liable by Bengal or any of its Subsidiaries, including through the grant of a security interest upon any of Bengal’s assets: (a) outstanding indebtedness for borrowed money owed to third parties, (b) accrued interest, fees, premiums, penalties, make-whole amounts and other obligations relating to the foregoing payable in connection with the repayment thereof, (c) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is Operating Cash being held in escrow exclusively for purposes of satisfying such obligations), other than obligations in respect of deferred marketing support, (d) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible), (e) all obligations under indentures or arising out of any financial hedging, swap or similar arrangements, (f) all obligations as lessee that would be required to be capitalized in accordance with GAAP, and (g) all obligations of Bengal in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, provided, that the obligations described in this clause (g) shall be considered Indebtedness only to the extent that amounts actually are owing pursuant thereto or would be owing pursuant thereto with notice or lapse of time or both with respect to a matured or unmatured default.
“Indemnified Party” has the meaning set forth in Section 7.5.
“Indemnifying Party” has the meaning set forth in Section 7.5.
“Insurance Policies” has the meaning set forth in Section 3.29.
“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (a) patents and patent applications of any type issued or applied for in any jurisdiction, including all provisionals, nonprovisionals, divisions, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, (b) trademarks, service marks, trade dress, logos, brand names, certification marks, domain names, trade names, corporate names and other indications of origin, whether or not registered, in any jurisdiction, and all registrations and applications for registration of the foregoing in any jurisdiction, and all goodwill associated with the foregoing, (c) copyrights (whether or not registered) and registrations and applications for registration thereof in any jurisdiction, including all derivative works, moral rights, renewals, extensions or reversions associated with such copyrights, regardless of the medium of fixation or means of expression, (d) know-how, trade secrets and other proprietary or confidential information and any and all rights in any jurisdiction to limit the use or disclosure thereof by any Person and (e) database rights, industrial designs, industrial property rights.
“Internal Controls” has the meaning set forth in Section 3.6(c).
“IRS” means the U.S. Internal Revenue Service.
“Larry” has the meaning set forth in the Recitals.
“Larry Shares” means the shares of Cheetah Class A Common Stock Beneficially Owned by Larry or any Affiliate (as defined in the Cheetah Certificate) or Associate of Larry.
“Larry Stock Issuance” means the issuance of shares of New Cheetah Class A Common Stock to Larry pursuant to Section 2.1 of the Stockholders Agreement.
“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated or entered by a Government Entity, as in effect as of the applicable time.
“LFA” means a local franchising authority with jurisdiction over the Bengal Franchises or the Cheetah Franchises.
“LFA Approvals” means all consents, approvals or waivers required to be obtained from Government Entities with respect to the change in control of Bengal Franchises in connection with the Contribution.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind however arising, whether fixed or contingent and whether or not matured, accrued, asserted, known, determined, determinable or required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“LIBOR” means the thirty (30) day London interbank offered rate for U.S. dollars.
“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Cheetah Holdco, by and among New Cheetah, A/N, and Cheetah Holdco, to be entered into at the Closing.
“Losses” means damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, costs and expenses (including costs of investigation, court costs and other costs of litigation and arbitration, and reasonable attorneys’ fees and out-of-pocket disbursements), including in respect of the enforcement of indemnification rights hereunder.
“Lower Cap” has the meaning set forth in Section 7.4(a).
“Matching Offer” means a binding offer that complies with the requirements set forth in Section 8.3(e) of the TWEAN Agreement.
“Minority Interests” has the meaning set forth in Section 3.1(e).
“Membership Interests” has the meaning set forth in the Recitals.
“Multiemployer Plan” has the meaning set forth in Section 3.14(a).
“NASDAQ” means the NASDAQ Global Select Market.
“New Cheetah” has the meaning set forth in the Preamble.
“New Cheetah Class A Common Stock” means the Class A common stock of New Cheetah.
“New Cheetah Class B Common Stock” means the Class B common stock of New Cheetah, which shall have the terms set forth in the Amended and Restated Certificate.
“New Cheetah Registration Statement” means the Registration Statement on Form S-4 filed by New Cheetah with the SEC to effect the registration of the New Cheetah Class A Common Stock to be issued pursuant to the Spinco Merger Agreement, as such registration statement may be amended or supplemented from time to time.
“Non-Controlling Party” has the meaning set forth in Section 7.5(d).
“Non-Operating Cash” means all cash other than Operating Cash.
“Operating Budget” means the annual operating budget for the ownership and operation of the Bengal Business.
“Operating Cash” means (i) all cash sitting in or still in the process of being cleared in the operating bank accounts of Bengal and its Subsidiaries that are used for the purpose of collecting and disbursing cash as part of the ongoing daily operation of the Bengal Business and form part of the daily cash concentration process pursuant to which any cash remaining at the end of each Business Day is automatically swept in the Ordinary Course to an account holding Non-Operating Cash (it being understood that such cash shall become Non-Operating Cash only if and to the extent it is so swept in the Ordinary Course or is swept cash that had been posted as collateral in respect of letters of credit) and (ii) all cash posted as collateral for lease obligations, FLA commitments, rights of way, insurance and surety deposits or any other similar such deposits posted as security for payment obligations (but excluding, for the avoidance of doubt, all cash that had been posted as collateral in respect of letters of credit).
“Ordinary Course” means the ordinary course of business consistent with past practices.
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA).
“Permitted Encumbrances” means (i) Encumbrances reflected or reserved against or otherwise disclosed in the balance sheet included in the Audited Financial Statements; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s liens, or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course for sums not yet due and payable or which are being contested by appropriate proceedings; (iii) liens for Taxes, assessments, levies, fees and other governmental charges not yet due and payable, that are due but not delinquent or that are being contested in good faith by appropriate proceedings; (iv) with respect to real property, (A) easements, licenses, covenants, rights-of-way, rights of re-entry and other similar restrictions or defects of title that, in each case, individually or in the aggregate do not materially impair the operation of the property subject thereto or the Bengal Business, (B) any conditions that are reflected in the public records or would be shown by a survey or other similar report of the real property, (C) zoning, building, subdivision and other similar requirements and restrictions as it is currently operated, (D) (x) Bengal Leases, (y) Bengal Demising Leases, and (z) other occupancy agreements and, in each case, any matters referred to therein, and (E) landlords’ liens made in the Ordinary Course for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings; (v) rights reserved to any Government Entity to regulate the affected property that do not materially affect the operation of the property subject thereto or the Bengal Business; and (vi) Encumbrances incurred in the Ordinary Course in connection with workers’ compensation and unemployment insurance or similar Laws.
“Person” means an individual, corporation, partnership, association, limited liability company, Government Entity, joint venture, trust or other entity or organization.
“Pre-Closing Tax Period” means any complete taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Proximate Cause Party” has the meaning set forth in Section 8.2(a).
“Proxy Statement” has the meaning set forth in Section 5.11(b).
“Registration Rights Agreement” means the Registration Rights Agreement by and among New Cheetah and A/N, to be entered into at the Closing.
“Regulatory Conditions” has the meaning set forth in Section 6.1(d).
“Representatives” means, as to any Person, the officers, directors, managers, employees, Affiliates, legal counsel, accountants, financial advisors, financing sources, hedge providers, consultants and other agents and advisors of such Person and its Affiliates.
“Required Minimum Price” has the meaning set forth in the TWEAN Agreement.
“Required Regulatory Approvals” has the meaning set forth in Section 5.5(a).

“Required State Communications Authorizations” means the issuance of State Communications Authorizations to Cheetah as required for Cheetah to provide Communications Services in the Bengal Systems following the Closing.
“Restructuring” means the transactions contemplated by Section 5.14.
“Sales Tax” means any sales, use, value added or similar Taxes and fees that may be imposed or assessed as a result of the Contribution, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Separation Agreement” means the Separation Agreement to be entered into by and among Comcast Corporation and Midwest Cable, Inc., consistent in all material respects with the description thereof in the definitive proxy statement on Schedule 14A of Cheetah dated February 17, 2015 and filed with the SEC on such date.
“Services Agreement” means the Services Agreement, dated as of August 1, 2002, by and between Time Warner Entertainment Company, L.P., A/N, TWEAN Subsidiary LLC and the Selected Business, including all amendments thereto.
“Specified Assets” means assets having a value equal to the shares of New Cheetah Class B Common Stock to A/N to be issued pursuant to Section 2.3.
“Spinco Merger Agreement” means the Agreement and Plan of Merger, to be entered into by and among, among others, Midwest Cable, Inc., Cheetah, New Cheetah, and Comcast Corporation, on terms consistent in all material respects with the description thereof in the definitive proxy statement on Schedule 14A of Cheetah dated February 17, 2015 and filed with the SEC on such date.
“State Communications Authorization” means an authorization granted or issued by a State Regulatory Authority to provide Communications Services.
“State Regulatory Authority” means any state Government Entity with authority over the provision of Communications Services.
“Stockholders Agreement” has the meaning set forth in the Recitals.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.
“System” means any cable or communications system.
“System Reports” has the meaning set forth in Section 5.1(f).
“Tax” or “Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies or other assessments including income, gross receipts, stamp, occupation, premium, environmental, windfall profits, value added, severance, property, production, sales, use, transfer, registra-

tion, duty, license, excise, franchise, payroll, employment, social security (or similar), unemployment, disability, withholding, alternative or add-on minimum, estimated, or other taxes, whether disputed or not, imposed by any Government Entity, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Claim” has the meaning set forth in Section 7.5(d).
“Tax Matters Agreement” means the Tax Matters Agreement by and among Cheetah and A/N, to be entered into at the Closing.
“Tax Returns” means all returns, reports, declarations, claims for refunds, or information return or statements required to be filed with respect to Taxes, including any schedules or attachments thereto, or amendments thereof.
“Third Party Claim” has the meaning set forth in Section 7.5(a).
“Title Company” has the meaning set forth in Section 5.8.
“Transaction Agreements” means the Exchange Agreement, the Registration Rights Agreement, the LLC Agreement, the Stockholders Agreement and the Tax Matters Agreement.
“Transfer Taxes” means federal, state, local or foreign or other excise, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Contribution, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“TWCE” has the meaning set forth in Section 3.2.
“TWCE Agreement” means any Contract to which TWCE or any of its Affiliates is a party and under which Bengal or any of its Subsidiaries is or is intended to be a beneficiary as of the date of this Agreement and under which it will no longer be a beneficiary from and after (following the conclusion of any transition period provided for in such Contract) any of the following: (x) the consummation of the transactions contemplated by the Comcast-TWC Agreement, (y) a dissolution of the TWEAN Partnership or (z) the consummation of the transactions contemplated by this Agreement.
“TWEAN Agreement” means the Third Amended and Restated Partnership Agreement of TWEAN Partnership, dated as of December 31, 2002, including all amendments thereto.
“TWEAN Documents” means the TWEAN Agreement, the Services Agreement, any amendments to, supplements to or binding interpretations of the foregoing and all other Contracts affecting the rights of the parties under the foregoing.
“TWEAN Partnership” has the meaning set forth in the Recitals.
“Video Customer” means a “Video Customer” as determined for purposes of the Audited Financial Statements.
“Voice Customer” means a “Voice Customer” as determined for purposes of the Audited Financial Statements.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or equivalent applicable Law in any other jurisdiction in which the parties hereto employ or have employed any current or former employees.

“Welfare Benefits” means the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA).
Section 1.2    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3    Other Definitional Provisions. Unless the express context otherwise requires:

(a)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)the terms “Dollars” and “$” mean United States Dollars;

(d)references herein to a specific Section, Subsection, Exhibit, Schedule or Annex shall refer, respectively, to the applicable Section, Subsection, Exhibit, Schedule or Annex of or to this Agreement;

(e)the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(f)references herein to any gender include each other gender;

(g)the phrase “as of the date hereof” shall mean as of the date of this Agreement; and

(h)the phrase “made available” shall mean uploaded to the secured websites maintained by Merrill on behalf of Cheetah or Bengal, respectively, named “Cheetah to Bengal” and “Project Silver Sunshine”, respectively, prior to 5:00 p.m. New York City time on the day prior to the date hereof.

ARTICLE II.
PURCHASE AND SALE; CLOSING

Section 2.1    Closing. Upon the terms and subject to the conditions set forth in Article VI, the closing of the Contribution (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, NY 10019 at 10:00 a.m. (Eastern Time) on (a) the date that is five (5) Business Days following the first date on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms hereof or (b) at such other time and place as Cheetah and A/N shall agree. Concurrently with and effective as of the Closing, New Cheetah shall duly execute and file the Amended and Restated Certificate with the Delaware Secretary of State (the “Certificate Amendment”).

Section 2.2    Contribution. At the Closing:

(a)A/N shall contribute, assign, convey, transfer and deliver to Cheetah Holdco all of A/N’s right, title and interest in and to (i) the Membership Interests and (ii) any property, assets or other rights (whether tangible or intangible) (other than Excluded Assets and

Non-Operating Cash) primarily relating to the Bengal Business or otherwise reflected on the Audited Financial Statements or the notes relating thereto (the “Bengal Assets”) that are owned by A/N, any A/N Beneficial Owner or any of their respective Affiliates (other than Bengal and its controlled Affiliates), and Cheetah Holdco shall accept such contribution, assignment, conveyance, transfer and delivery, upon the terms and subject to the conditions set forth in this Agreement, it being agreed and understood that substantially all of the Bengal Assets (other than the Specified Assets contributed by A/N to New Cheetah pursuant to clause (b)) shall, at the time of the Closing, be owned by Bengal and its controlled Affiliates.

(b)A/N shall contribute, assign, convey, transfer and deliver to New Cheetah all of A/N’s right, title and interest in and to the Specified Assets, and New Cheetah shall accept such contribution, assignment, conveyance, transfer and delivery, upon the terms and subject to the conditions set forth in this Agreement.

(c)A/N shall not contribute, assign, convey, transfer or deliver to any Cheetah Party and no Cheetah Party shall accept any contribution, assignment, conveyance, transfer and delivery, of any of A/N’s or any of A/N’s Affiliates’ right, title, or interest with respect to the Excluded Assets, and no Cheetah Party shall assume or be liable for, or pay, perform or discharge any Excluded Liabilities.

Section 2.3    Payment of Consideration.

(a)At the Closing:

(i)Cheetah Holdco shall pay the Cash Consideration and issue Cheetah Holdco Preferred Units with a face amount of $2.5 billion and 33,387,801 Cheetah Holdco Class B Common Units to A/N, in consideration of the Membership Interests; and

(ii)New Cheetah shall issue 892,042 shares of New Cheetah Class B Common Stock to A/N, in consideration of the Specified Assets.

(b)The Cash Consideration shall be paid by wire transfer of immediately available funds, as instructed and to the accounts indicated by A/N, such instructions and indication to be delivered to Cheetah Holdco in writing at least five (5) Business Days prior to the Closing.

Section 2.4    Withholding Rights. New Cheetah, Cheetah and Cheetah Holdco will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as Cheetah or Cheetah Holdco is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so deducted and withheld by New Cheetah, Cheetah or Cheetah Holdco, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of New Cheetah, Cheetah and Cheetah Holdco, on the one hand, and A/N, on the other hand, shall inform the other as soon as reasonably practicable after becoming aware of any obligation to make any such deduction or withholding. The parties shall cooperate to eliminate or reduce any such deduction or withholding to the extent permitted by applicable Law and provided that such cooperation does not adversely affect either party.

Section 2.5    Closing Deliveries.

(a)At or prior to the Closing, A/N shall deliver or cause to be delivered to Cheetah the following:

(i)the certificate to be delivered pursuant to Section 6.2(e);

(ii)a duly executed certificate of non-foreign status in accordance with Treasury Regulations Section l.1445-2(b)(2), in form reasonably agreed upon by the parties;

(iii)a duly executed copy of an instrument of assignment effecting the transfer and assignment of the Membership Interests to Cheetah at the Closing in form and substance reasonably satisfactory to Cheetah; and

(iv)a duly executed copy of each Transaction Agreement that A/N or any of its Affiliates is required to execute at the Closing.

(b)At or prior to the Closing, Cheetah shall deliver or cause to be delivered to A/N:

(i)the certificate to be delivered pursuant to Section 6.3(d);

(ii)a duly countersigned copy of the instrument of assignment deliverable by A/N to Cheetah pursuant to Subsection (a)(iv) of this Section 2.5; and

(iii)a duly executed copy of each Transaction Agreement that any Cheetah Party is required to execute at the Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF A/N

In each case except as set forth in the correspondingly numbered section of Article III of the A/N Disclosure Schedule (it being agreed that disclosure of any item in any section of Article III of the A/N Disclosure Schedule shall be deemed to be a disclosure with respect to any other section of this Article III to which the relevance of such item is reasonably apparent on its face), A/N and, solely with respect to Section 3.18, A/NPC Holdings LLC, represent and warrant to Cheetah as follows:
Section 3.1    Organization and Qualification; Equity Interests.

(a)A/N is a general partnership duly organized, validly existing and in good standing under the laws of New York State. Bengal is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Bengal and its Subsidiaries (i) has all requisite power and authority to own, lease and operate its respective assets and to carry on the Bengal Business as currently conducted and (ii) is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction, if any, where the ownership or operation of its assets or its respective conduct of the Bengal Business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.

(b)Other than its Subsidiaries and the Minority Interests, Bengal does not own, directly or indirectly, of record or beneficially, any outstanding Equity Interest in any Person or have the right or obligation to acquire any Equity Interest or other interest in any Person.

Bengal and its Subsidiaries own and have good and valid title to all of the Equity Interests of each of their respective Subsidiaries, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities Laws). Section 3.1(b) of the A/N Disclosure Schedule sets forth a correct and complete list of all of Bengal’s Subsidiaries as of the date hereof, together with the jurisdiction of organization of each such Subsidiary and the percentage of each such Subsidiary’s outstanding Equity Interests owned by Bengal or another Subsidiary of Bengal.

(c)The Membership Interests constitute all of the issued and outstanding Equity Interests in Bengal. As of immediately prior to the Closing, A/N will have good and valid title to all of the issued and outstanding Membership Interests, free and clear of any Encumbrances (other than any transfer restrictions imposed by federal and state securities Laws). A/N is not a party to any Contract (other than this Agreement and the TWEAN Agreement) that could, directly or indirectly, restrict the transfer of, or otherwise restrict the dividend rights, sale or other disposition of, or subject to any Encumbrance, the Membership Interests. A/N is not a party to any voting trust, proxy or other agreement or understanding (other than this Agreement and the TWEAN Agreement) with respect to the voting of the Membership Interests or any other Equity Interest in Bengal. Upon the contribution, assignment, conveyance, transfer and delivery of the Membership Interests as provided in this Agreement, Cheetah will acquire good and valid title to such Membership Interests, in each case free and clear of all Encumbrances and free of any limitation or restriction on the right to vote the Membership Interests (other than any Encumbrances arising under agreements to which Cheetah or its controlled Affiliates are a party).

(d)All of the issued and outstanding Equity Interests in Bengal and each of its respective Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, no Equity Interests of Bengal or any of its respective Subsidiaries are reserved for issuance and, as of the Closing Date, there will be no dividends or distributions with respect to any Equity Interests of Bengal that have been declared but not paid. Other than this Agreement, neither Bengal nor any of its Subsidiaries nor any of their respective Affiliates has granted any outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Bengal or any of its Subsidiaries is a party or by which Bengal or any of its Subsidiaries is bound obligating Bengal or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Interests, or obligating Bengal or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(e)Section 3.1(e) of the A/N Disclosure Schedule sets forth a correct and complete list of all of the outstanding Equity Interests that Bengal owns, directly or indirectly, of record or beneficially, in any other Person, other than Equity Interests in Bengal’s Subsidiaries as of the date hereof (the “Minority Interests”), together with the jurisdiction of organization of each such Person and the percentage of each such Person’s outstanding Equity Interests owned by Bengal or any Subsidiary of Bengal. Bengal and its Subsidiaries own and have good and valid title to all of the Minority Interests, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities Laws).

Section 3.2    Authorization. Each of A/N and A/NPC Holdings LLC has all requisite corporate or partnership power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform its obligations hereunder and un-

der such Transaction Agreements. The execution, delivery and performance by A/N and A/NPC Holdings LLC of this Agreement and the Transaction Agreements to which it is a party has been duly and validly authorized by all requisite action on behalf of A/N and A/NPC Holdings LLC, and no additional partnership or limited liability action, approval or consent is required by A/N, A/NPC Holdings LLC or any direct or indirect beneficial owner of any interest in A/N (an “A/N Beneficial Owner”) in connection with the execution or delivery by A/N and A/NPC Holdings LLC of this Agreement or the Transaction Agreements to which it is a party, the performance by A/N and A/NPC Holdings LLC of their respective obligations hereunder or under the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby in accordance with the terms hereof and thereof. A/N has submitted a valid Offer Notice on the date hereof pursuant to Section 8.3(a) of the TWEAN Agreement and has complied with all the other requirements of Section 8.3 of the TWEAN Agreement to begin the process required under the TWEAN Agreement in order to sell Bengal to a party other than Time Warner Cable Enterprises LLC (“TWCE”). The execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby in accordance with their respective terms do not conflict with any provision of the TWEAN Documents. Neither A/N, Bengal nor its Subsidiaries are in breach of or default under any of the TWEAN Documents, and, to Bengal’s Knowledge, no event or circumstance has occurred which, with notice, lapse of time or both, would constitute a default or breach by A/N, Bengal or any of its Subsidiaries under any of the TWEAN Documents. As of the date of this Agreement, neither A/N, Bengal nor any of its Subsidiaries has received any written notice of any such default or breach (other than notices of matters that have been resolved prior to the date hereof without continuing material Liability to Bengal or any of its Subsidiaries) and, to Bengal’s Knowledge, there does not exist any default or breach, and no event or circumstance has occurred which, with notice, lapse of time or both, would constitute a default or breach, under any of the TWEAN Documents by any party thereto other than A/N, Bengal or any of its Subsidiaries.

Section 3.3    Government Approvals. Except for filings required under, and compliance with other applicable requirements of, the HSR Act, the Communications Act, LFAs and State Regulatory Authorities, no consents or approvals of, or filings, declarations or registrations with, any Government Entity are necessary for the execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby by A/N, A/NPC Holdings LLC, Bengal or its Subsidiaries, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.

Section 3.4    Non-Contravention. The execution, delivery and performance by A/N and A/NPC Holdings LLC of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of any certificate of formation, articles of organization, operating agreement or other organizational documents of A/N, A/NPC Holdings LLC, Bengal or their respective Subsidiaries or any A/N Beneficial Owner, (ii) violate, or result in any material breach of, or constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Bengal or any of its Subsidiaries under, or result in a loss of any material benefit to which Bengal or any of its Subsidiaries is entitled under, any Bengal Material Contract, Bengal

Franchise, Bengal Lease or Bengal Demising Lease, or result in the creation of any Encumbrance on any Membership Interests or any Encumbrance other than a Permitted Encumbrance upon any material assets of Bengal or any of its Subsidiaries, or (iii) assuming the receipt or making, as applicable, of all the authorizations, consents and approvals referred to in Section 3.3, violate or result in a breach of or constitute a default under any Law to which A/N, Bengal or any of its Subsidiary is subject, or under any Bengal Governmental Authorization, except in the case of clauses (ii) and (iii), above, as would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.

Section 3.5    Binding Effect. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and legally binding obligation of A/N and A/NPC Holdings LLC enforceable against A/N and A/NPC Holdings LLC in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

Section 3.6    Financial Statements.

(a)Set forth in Section 3.6(a) of the A/N Disclosure Schedule are true and complete copies of (i) Bengal’s audited consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2014 (the “Audited Financial Statements” and, together with all quarterly and annual financial statements delivered pursuant to Sections 5.1(f)(iii), 5.1(f)(iv), 5.11 and 5.12, the “Financial Statements”) and (ii) the monthly profit statements contained in the System Reports reflecting the categories of “revenues, net” and “operating expenses, excluding depreciation and amortization expense” for each calendar month in 2015 completed twenty-five (25) days or more prior to the date hereof.

(b)The books and records of Bengal and its Subsidiaries have been maintained in accordance with GAAP and all applicable laws. The Financial Statements (i) have been prepared based on applicable books and records of Bengal and its Subsidiaries, (ii) have been prepared in accordance with GAAP and (iii) fairly present in all material respects the consolidated financial condition of Bengal and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations of Bengal and its Subsidiaries for the periods indicated therein (except as noted therein and subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments), all in accordance with GAAP.

(c)Bengal and its Subsidiaries, with the assistance of A/N and its Affiliates, maintain internal controls over financial reporting (“Internal Controls”) designed to provide reasonable assurance regarding the reliability of financial reporting (and, to Bengal’s Knowledge, regarding the preparation of financial statements for external reporting purposes in accordance with GAAP), including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Bengal and its Subsidiaries, (ii) are designed to provide reasonable assurance that transactions are recorded accurately in all material respects (and, to Bengal’s Knowledge, recorded accurately as necessary to permit preparation of financial statements in accordance with GAAP), and that receipts and expenditures of Bengal and its Subsidiaries are being made only in accordance with authorizations of management and directors of Bengal and its Subsidiaries and (iii) are designed to provide reasonable assurance regarding prevention or timely de-

tection of unauthorized acquisition, use or disposition of the assets of Bengal and its Subsidiaries that could have a material effect on the financial statements.

(d)Bengal has made available to Cheetah correct and complete copies of all documents governing any “off balance sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) in respect of Bengal and its Subsidiaries that are not disclosed in the Audited Financial Statements.

(e)Neither Bengal nor any of its Subsidiaries has at any time since January 1, 2010 been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.7    Absence of Changes. Since December 31, 2014, (a) to the date of this Agreement, Bengal and its Subsidiaries have conducted the Bengal Business only in the Ordinary Course, (b) there has not been any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Bengal Material Adverse Effect and (c) to the date of this Agreement, neither Bengal nor any of its Subsidiaries has taken any of the actions described in Section 5.2(a)(i), (ii), (iv), (v), (vi), (vii), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxi), (xxii) or clause (xxiii) to the extent it relates to clauses (i), (ii), (iv), (v), (vi), (vii), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxi) or (xxii).

Section 3.8    Absence of Liabilities; Indebtedness.

(a)Except as specifically reflected, reserved against or otherwise disclosed in the Audited Financial Statements, neither Bengal nor any of its Subsidiaries has any Liabilities, whether or not required to be reflected in, or disclosed in footnotes to, financial statements prepared in accordance with GAAP, other than Liabilities (i) incurred in the Ordinary Course since December 31, 2014 and on or prior to the date of this Agreement and relating to the Bengal Business; (ii) that are obligations (but excluding Liabilities arising from any breach that has occurred or indemnification with respect to matters occurring prior to the Closing Date) to be performed in the future under contracts that are (A) disclosed in the A/N Disclosure Schedule, (B) not required to be disclosed in the A/N Disclosure Schedule because their size, term or subject matter are not covered by any representations or warranties in this Article III, or (C) entered into after the date of this Agreement in accordance with this Agreement; and (iii) that, individually or in the aggregate, have not had or would not reasonably be expected to have a Bengal Material Adverse Effect.

(b)As of Closing, Bengal and its Subsidiaries will not have any outstanding Indebtedness other than trade working capital incurred in the Ordinary Course.

Section 3.9    Litigation and Claims.

(a)As of the date hereof, there are no material pending or, to Bengal’s Knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, or proceedings, and, to Bengal’s Knowledge, there are no material investigations, in each case, against or relating to Bengal or any of its Subsidiaries.

(b)None of Bengal or any of its Subsidiaries is subject to any pending or, to Bengal’s Knowledge, threatened order, writ, judgment, award, injunction or decree of any Government Entity of competent jurisdiction or any arbitrator or arbitrators, except as would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.

Section 3.10    Franchises; Governmental Authorizations.

(a)Section 3.10(a) of the A/N Disclosure Schedule contains a list as of the date of this Agreement of all Bengal Governmental Authorizations that are material to the operation of the Bengal Business, taken as a whole, including all Bengal Franchises, whether or not material. The Bengal Systems are in substantial compliance with such Bengal Governmental Authorizations set forth therein. As of the date hereof, there are no material pending or, to Bengal’s Knowledge, threatened audits or investigations, formal or informal notices of noncompliance (including any claims of breach or default of the Bengal Franchises) or similar proceedings undertaken by Government Entities with respect to any of such Bengal Governmental Authorizations.

(b)Each material Bengal Governmental Authorization set forth in Section 3.10(a) of the A/N Disclosure Schedule is in full force and effect, is not in default and is valid under all applicable Laws according to their terms. Bengal and each of its Subsidiaries has the authority to operate each Bengal Franchise with which it is associated in Section 3.10(a) of the A/N Disclosure Schedule in accordance with applicable Law. True, complete and correct copies of all the Bengal Governmental Authorizations (other than the FCC Licenses) required to be listed in Section 3.10(a) of the A/N Disclosure Schedule, including FCC Forms 854R, have been delivered to Cheetah. As of the date hereof, (i) a valid request for renewal has been duly and timely filed under the formal renewal procedures established by Section 626(a) of the Communications Act with the proper Government Entity with respect to each Bengal Franchise that is material to the Bengal Business that has expired or will expire within thirty (30) months after the date hereof, (ii) there are no applications by Bengal or any of its Subsidiaries relating to any Bengal Franchises pending before any Government Entity that are material to the Bengal Business, (iii) none of Bengal or any of its Subsidiaries has received written notice or, to Bengal’s Knowledge, any other notice from any Person that any Bengal Franchise that is material to the Bengal Business will not be renewed or that the applicable Government Entity has challenged or raised any material objection to or, as of the date hereof, otherwise questioned in any material respect, Bengal’s or any of its Subsidiaries’ request for any such renewal under Section 626 of the Communications Act, and Bengal and its Subsidiaries have duly and timely complied in all material respects with any and all material inquiries and demands by any and all Government Entities made with respect to Bengal’s or such Subsidiary’s requests for any such renewal, and (iv) none of Bengal, any of its Subsidiaries or any Government Entity has commenced or requested the commencement of an administrative proceeding concerning the renewal of a material Bengal Franchise as provided in Section 626(c)(1) of the Communications Act. Bengal is in compliance in all material respects with all rules and regulations promulgated by the FCC with respect to the procedures for seeking such renewals.

(c)With respect to the Bengal Franchises, Bengal has not made any commitment to any Government Entity that is not set forth in the applicable Bengal Franchise made available to Cheetah, except for commitments that both (i) are commercially reasonable given the relevant Bengal franchise locality and (ii) would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.

(d)With respect to any Bengal System that is being operated without a Bengal Franchise, Bengal or its Subsidiaries have operated such Bengal Systems on a continuous basis since acquiring such Bengal System and, to Bengal’s Knowledge, the respective predecessors that owned the Bengal Systems operated such Bengal Systems on a continuous basis since before January 1, 1984 until such Bengal Systems were acquired by Bengal or its Subsidiaries, such that each such Bengal System is lawful under Section 621(b)(2) of the Communications Act. As of the date of this Agreement, no Government Entity in any such Bengal System has made a written request or, to Bengal’s Knowledge, any other request that Bengal, its Subsidiaries or their respective predecessors enter into a written Bengal Franchise agreement.

Section 3.11    Contracts.

(a)Section 3.11 of the A/N Disclosure Schedule lists as of the date of this Agreement each of the following written Contracts to which Bengal or any of its Subsidiaries is a party or any of their respective assets are bound (it being understood that Section 3.11 of the A/N Disclosure Schedule does not list any Contract that is a Benefit Plan, any programming Contract or any TWCE Agreement):

(i)any Contract relating to the use of any public utility facilities, including pole line, joint pole and master contracts for pole attachment rights and the use of conduits providing for aggregate payments in excess of $2,000,000 annually;

(ii)any Contract relating to the use of any microwave or satellite transmission facilities providing for aggregate payments in excess of $2,000,000 annually;

(iii)any indefeasible right of use or other fiber or cable lease or use agreement providing for aggregate payments in excess of $2,000,000 annually;

(iv)any Contract for the purchase or sale of real property or any option to purchase or sell real property, in either case providing for aggregate payments by Bengal or its Subsidiaries in an amount exceeding $5,000,000;

(v)any Contract (A) requiring payments by Bengal or any Subsidiary, individually or in the aggregate with respect to such Contract, in excess of $15,000,000 annually or (B) pursuant to which third parties are required to pay to Bengal or any of its Subsidiaries, individually or in the aggregate with respect to such Contract, in excess of $3,000,000 annually, in each case other than those that are terminable by Bengal or any of its Subsidiaries on ninety (90) days’ notice or less without obligation to make any material payment;

(vi)any Contract that both (A) contains any (1) “most favored nation” or similar provision in favor of a Person other than Bengal or any of its Subsidiaries or, after the Closing, any of their Affiliates; (2) provision expressly requiring Bengal or any of its Subsidiaries or, after the Closing, any of their Affiliates to purchase goods or services exclusively from another Person; (3) express restriction on the ability of Bengal or any of its Subsidiaries or, after the Closing, any of their Affiliates, to compete in any business or any geographic area; (4) any arrangement whereby Bengal or any of its Subsidiaries or, after the Closing, any of their Affiliates grants any right of first refusal or right of first offer or similar right to a third party; or (5) any arrangement between Bengal or any of its Subsidiaries and a third party that limits or purports to limit in any respect the ability of Bengal or its Subsidiaries (or after the Closing, any of its Affiliates) to own, operate, sell, license, transfer, pledge or otherwise dispose of any material assets or business, (B) either (1) in the case of clauses (A)(1), (2) and (4) provides for payments in excess of $2,000,000 annually or (2) in the case of clauses (A)(3) and (A)(5), has and will have no more than a de minimis impact on the Bengal Business (and after the Closing, the other businesses of Cheetah and its Subsidiaries) and (C) is not terminable by Bengal or any of its subsidiaries on ninety (90) days’ notice or less without the obligation to make any material payment due to such termination;

(vii)any Contract pursuant to which Bengal or any of its Subsidiaries has incurred or become liable for any Indebtedness of more than $1,000,000;

(viii)any Contract pursuant to which Bengal or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that are reasonably expected to result in payments, individually or in the aggregate, in excess of $5,000,000;

(ix)any Contract pursuant to which Bengal or any of its Subsidiaries is a party and licenses any Intellectual Property Rights material to the conduct of the Bengal Business or licenses out any Bengal Owned Intellectual Property Rights material to the conduct of the Bengal Business, other than Contracts (A) in which grants of Intellectual Property Rights are incidental and not material to such Contracts, and (B) for software that is generally commercially available or that is subject to “shrink-wrap” or “click-through” license agreements, or that is pre-installed as a standard part of hardware purchased by Bengal or any of its Subsidiaries;

(x)any settlement, conciliation or similar agreement involving future performance by Bengal or any of its Subsidiaries (A) with any Government Entity or (B) which would require Bengal or any of its Subsidiaries to pay consideration of more than $5,000,000 after the date of this Agreement;

(xi)any material interest, rate, currency or other swap or derivative transaction (other than those entered into in the ordinary course of business solely for hedging purposes);

(xii)any Contract pursuant to which Bengal or any Subsidiary has agreed, as of the date of this Agreement, to acquire or dispose of (A) any Bengal System, headend, subscriber, Person, business or all or substantially all the assets of any Person or business or (B) any other assets other than, in the case of this clause (B) only, in the Ordinary Course or, in the case of each of clauses (A) and (B), (x) with respect to acquisitions described in clause (A), for consideration of less than $10,000,000 and (y) with respect to acquisitions described in clause (B) and dispositions, for consideration of less than $2,000,000;

(xiii)any partnership, limited liability company, operating, joint venture or substantially similar Contract relating to any Person that is not wholly owned by Bengal or any of its Subsidiaries that (A) relates to any Minority Interest or (B) is material to the operation of the Bengal Business; and

(xiv)any Contract between Bengal or any Subsidiary, on the one hand, and any of their Affiliates, on the other hand, that is material to the operation of the Bengal Business.

The Contracts required to be set forth in the foregoing clauses (i) through (xiv), together with the TWEAN Documents, are referred to herein as the “Bengal Material Contracts.”

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect, each Bengal Material Contract, Bengal Lease and Bengal Demising Lease is valid and binding on Bengal or the applicable Subsidiary, as the case may be, and, to Bengal’s Knowledge, on the other parties thereto, and is in full force and effect and is enforceable against A/N, Bengal or the applicable Subsidiary, as the case may be, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. Neither A/N, Bengal nor its Subsidiaries are in breach of or default under any Bengal Material Contract, Bengal Lease or Bengal Demising Lease, and, to Bengal’s Knowledge, no event or circumstance has occurred which, with notice, lapse of time or both, would constitute a default or breach by Bengal or any of its Subsidiaries under any Bengal Material Contract, Bengal Lease or Bengal Demising Lease, except for any such breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Bengal Material Adverse Effect. As of the date of this Agreement, neither Bengal nor any of its Subsidiaries has received any written notice of any such default or breach (other than notices of matters that have been resolved prior to the date hereof without continuing material Liability to Bengal or any of its Subsidiaries) and, to Bengal’s Knowledge, there does not exist any default or breach, and no event or circumstance has occurred which, with notice, lapse of time or both, would constitute a default or breach, under any Bengal Material Contract, Bengal Lease or Bengal Demising Lease by any party thereto other than Bengal or any of its Subsidiaries, except for any such breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Bengal Material Adverse Effect. True, correct and complete copies of all Bengal Material Contracts as in effect as of the date of this Agreement have been made available to Cheetah.

(c)None of the programming agreements applicable solely to the Bengal Systems contains any “forced assignment” provisions requiring Bengal or any of its Subsidiaries to require successors to assume the obligations under such programming agreements.

Section 3.12    Real Property.

(a)Section 3.12(a) of the A/N Disclosure Schedule sets forth a list that is true, complete and accurate in all material respects as of the date hereof of the street address of each parcel of Bengal Owned Real Property. Section 3.12(a) of the A/N Disclosure Schedule sets forth all leases, license agreements, subleases and occupancy agreements in effect as of the date hereof by which Bengal or any Subsidiary leases any portion of the Bengal Owned Real Property or Bengal Leased Real Property to any Person, in each case, pursuant to the terms of which Bengal or any of its Subsidiaries is entitled to receive payments in excess of $2,000,000 over the 12-month period following the date hereof (each, a “Bengal Demising Lease”). As of the date hereof, neither Bengal nor any of its Subsidiaries has exercised any option or right to terminate, renew or extend the term of any Bengal Demising Lease, except as expressly provided in such Bengal Demising Lease in accordance with its terms. Bengal has made available to Cheetah true and complete copies of all Bengal Demising Leases.

(b)Section 3.12(b) of the A/N Disclosure Schedule sets forth a list that is true, complete and accurate in all material respects as of the date of this Agreement of the Bengal Leases. As of the date hereof, neither Bengal nor any of its Subsidiaries has exercised any option or right to terminate, renew or extend the term of any such Bengal Lease, except to the extent provided in such Bengal Lease. True and complete copies of all such Bengal Leases have been made available to Cheetah.

(c)Each of Bengal and each Subsidiary thereof that (i) owns a fee interest in a parcel of Bengal Owned Real Property has good and marketable title thereto) free and clear of all Encumbrances other than Permitted Encumbrances or (ii) leases Bengal Leased Real Property pursuant to a Bengal Lease has a valid leasehold interest therein (subject to expiration of such Bengal Lease in accordance with its terms) free and clear of all Encumbrances other than Permitted Encumbrances, except, in the case of each of clauses (i) or (ii), to the extent that the failure to have such good and marketable title or valid leasehold interest, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.

(d)There are no pending or, to Bengal’s Knowledge, threatened (i) appropriation, condemnation, eminent domain or like proceedings relating to the Bengal Owned Real Property or, to Bengal’s Knowledge, the Bengal Leased Real Property or (ii) proceedings to change the zoning classification, variance, special use, or other applicable land use law of any portion of the Bengal Owned Real Property or, to Bengal’s Knowledge, the Bengal Leased Real Property, except in the case of each of clauses (i) and (ii), to the extent such proceedings would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.

Section 3.13    Tangible Personal Property; Assets.

(a)Bengal and each of its Subsidiaries (i) that owns any material item of Fixtures and Equipment has good and valid title thereto and (ii) that leases any material item of Fixtures and Equipment has a valid leasehold interest therein (subject to the expiration of any applicable Contract in accordance with its terms), in the case of each of clauses (i) and (ii), free and clear of all Encumbrances other than Permitted Encumbrances, except, in the case of each of clauses (i) and (ii), to the extent that the failure to have such good and valid title or valid leasehold interest, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.

(b)A/N, the A/N Beneficial Owners and their respective Affiliates (other than Bengal and its Subsidiaries) do not own or have the right to use any property, assets or other rights (whether tangible or intangible) (other than any Excluded Assets and Non-Operating Cash) that are primarily related to the Bengal Business.

Section 3.14    Benefit Plans.

(a)Section 3.14(a) of the A/N Disclosure Schedule sets forth a true and complete list of all material Benefit Plans. For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, Contracts, policies or arrangements covering Bengal Business Employees, individuals who would have been Bengal Business Employees if employed on the Closing Date, former employees, directors or other service providers of the Bengal Business or Bengal and its Subsidiaries, including deferred compensation, pension or retirement plans, equity or equity-based compensation, severance, change in control, retention, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, other than any “multiemployer plan” within the meaning of ERISA Sections 3(37) and 4001(a)(3) (a “Multiemployer Plan”). Section 3.14(a) of the A/N Disclosure Schedule separately designates each Benefit Plan that, as of the date hereof, is sponsored, maintained, contributed to or is required to be contributed to (or, prior to the Closing will be transferred to and assumed), by Bengal or any of its Subsidiaries (the “Bengal Benefit Plans”). Section 3.14(a) of the A/N Disclosure Schedule separately designates each Benefit Plan that, as of the date hereof, provides Welfare Benefits in which only Bengal Business Employees or individuals who would have been Bengal Business Employees if employed on the Closing Date participate (“Bengal Welfare Plans”). True and complete copies of all Bengal Benefit Plans listed in Section 3.14(a) of the A/N Disclosure Schedule (or in the case of any unwritten Bengal Benefit Plan, the material terms thereof) have been made available to Cheetah prior to the date of this Agreement, and, with respect to each such Bengal Benefit Plan, Bengal has made available to Cheetah where applicable (i) the most recently prepared actuarial report or financial statement, (ii) the most recent summary plan description, and all material modifications thereto, (iii) the most recent annual report (Form 5500 Series) and accompanying schedule, (iv) the most recent Internal Revenue Service determination letter and (v) any related funding arrangements.

(b)Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Bengal or any of its Subsidiaries, all Benefit Plans (i) have been operated and established in substantial compliance with their terms and all applicable Laws, (ii) intended to qualify for special tax treatment under the Code so qualifies and, with respect to any such Benefit Plan intended to meet the tax qualification and tax-exemption requirements of Sections 401(a) and 501(a) of the Code, respectively, has received a favorable determination letter from the Internal Revenue Service and, to Bengal’s Knowledge, no circumstances exist that are likely to result in the loss of such special tax treatment, and (iii) required to be funded and/or book-reserved are funded and/or book reserved, as required, in accordance with GAAP and based upon reasonable actuarial assumptions.

(c)Bengal and its Subsidiaries do not have any obligation to contribute to, and are not participating employers in, a Multiemployer Plan, nor have they had any such obligation or have they been participating employers in the six years ending on the date hereof, and have no Liability which remains unpaid in respect of a Multiemployer Plan to which there is no current contribution obligation. Bengal and its Subsidiaries do not and have never maintained or sponsored a plan sponsored by more than one employer within the meaning of ERISA Section 4063 or Code Section 413(c).

(d)Other than as required by applicable Law, neither A/N nor any of its Subsidiaries has any material obligations for post-employment health and life benefits to any Bengal Business Employees, individuals who would have been Bengal Business Employees if employed on the Closing Date, former employees, directors or other service providers of the Bengal Business or Bengal and its Subsidiaries.

(e)There has been no amendment to, announcement by Bengal or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Bengal Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for Bengal’s most recently ended fiscal year. No complete or partial termination or modification of any Bengal Benefit Plan has occurred since Bengal’s most recently ended fiscal year or is expected to occur.

(f)Neither the execution of this Agreement nor the completion of the transactions contemplated hereby (whether alone or in connection with any other event) will (A) entitle any Bengal Business Employees or any other Employees, former employees, directors and other service providers of the Bengal Business or Bengal or its Subsidiaries to additional compensation or severance pay or to any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or (C) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code. No Bengal Benefit Plan or other agreement provides any Bengal Business Employee or former employee, director or other service provider of the Bengal Business or Bengal and its Subsidiaries with any amount of additional compensation or gross-up if such individual is provided with amounts subject to excise or additional taxes imposed under Sections 4999 or 409A of the Code.

(g)Each Bengal Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has (A) between January 1, 2005 and December 31, 2008, been operated in good faith compliance with Section 409A of the Code and Notice 2005-01 and (B) since January 1, 2009 (or such later date permitted under applicable guidance), been operated in compliance with, and is in documentary compliance with, in each case, in all material respects, Section 409A of the Code and IRS regulations and guidance thereunder.

Section 3.15    Labor Relations.

(a)Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to Bengal or any of its Subsidiaries, neither Bengal nor any of its Subsidiaries has received written notice during the past two (2) years of the intent of any Government Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of A/N or any of its Subsidiaries with respect to the Bengal Business and, to Bengal’s Knowledge, no such investigation is in progress. Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to Bengal or any of its Subsidiaries, as of the date hereof, (i) there are no (and have not been during the two (2)-year period preceding the date of this Agreement) strikes or lockouts with respect to any Bengal Business Employee or former employee, director or other service provider of the Bengal Business or Bengal and its Subsidiaries, (ii) to Bengal’s Knowledge, there is no (and has not been during the two (2)-year period preceding the date of this Agreement) union organizing effort pending or threatened against the Bengal Business or Bengal or any of its Subsidiaries, (iii) there is no (and has not been during the two (2)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to Bengal’s Knowledge, threatened against the Bengal Business or Bengal or any of its Subsidiaries and (iv) there is no (and has not been during the two (2)-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to Bengal’s Knowledge, threatened, with respect to any Bengal Business Employee or former employee, director or other service provider of the Bengal Business or Bengal and its Subsidiaries. To Bengal’s Knowledge, neither Bengal nor any of its Subsidiaries has, or is reasonably expected to have, any material Liabilities under the WARN Act prior to the Closing Date or as a result of the transactions contemplated by this Agreement. With respect to the Bengal Business, A/N and each of its Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(b)Section 3.15(b) of the A/N Disclosure Schedule sets forth all employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements, union contracts and similar labor agreements in effect, that cover any Bengal Business Employee or former employee, director or other service provider of the Bengal Business or Bengal or its Subsidiaries or to which Bengal or any Subsidiary is a party or otherwise bound (a “Bengal Labor Agreement”). True and complete copies of all Bengal Labor Agreements listed in Section 3.15(b) of the A/N Disclosure Schedule (or in the case of any unwritten Bengal Labor Agreement, the material terms thereof) have been made available to Cheetah prior to the date of this Agreement. Neither A/N nor any Subsidiary is subject to any obligation to seek the consent of any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Closing (whether under applicable Law or any written agreement).

Section 3.16    FCC and Copyright Compliance; Rate Regulation.

(a)Bengal (i) has made all material filings and other submissions required to be made with the FCC in connection with the Bengal Business and (ii) has provided all material notices to customers of the Bengal Business required under the Communications Act, other than such filings and notices the failure of which to be made or provided would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect. As of the date hereof, Bengal has not received any written notice from the FCC (a) that it has not made such material filings or not provided such material notices or (b) that any rates charged for services provided by the Bengal Systems are not permitted rates under the rules and regulations of the FCC or (c) alleging that it is not in material compliance with the rules and regulations of the FCC.

(b)Bengal (i) has filed with the U.S. Copyright Office all required statements of account with respect to its copyrights that were required to have been filed since July 1, 2011, in accordance with the Copyright Act of 1976, as amended, and regulations promulgated pursuant thereto, (ii) has paid all royalty fees, supplemental royalties, fees and other sums payable with respect to its copyrights since July 1, 2011, except where the failure to file such statements of account or pay such fees would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect and (iii) has not received any notice from the U.S. Copyright Office that any material additional fees are owed.

Section 3.17    Environmental Matters.

(a)Between December 15, 2013 and the date of this Agreement, Bengal, its Subsidiaries, the Bengal Business and the Bengal Owned Real Property (while owned by Bengal) have been in compliance with all applicable Environmental Laws, except for non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.

(b)As of the date hereof, Bengal has not received any written notice of any violation or alleged violation of, or any Liability under, any Environmental Law relating to the operation of the Bengal Business, the Bengal Owned Real Property or the Bengal Leased Real

Property by Bengal or its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.

(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect, there are, to Bengal’s Knowledge, no Liabilities of Bengal or any of its Subsidiaries arising under or relating to any Environmental Law (including any such Liability retained or assumed by contract or by operation of law) that have resulted in any claims or Losses.

(d)Section 3.17(d) of the A/N Disclosure Schedule sets forth all underground storage tanks owned or operated by Bengal on any parcel of Bengal Owned Real Property, or to Bengal’s Knowledge, on any parcel of Bengal Leased Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect.

Section 3.18    Taxes.

(a)All material Tax Returns that are required to have been filed by or with respect to Bengal and its Subsidiaries or in respect of or relating to the Bengal Business or the Specified Assets have been timely filed and are correct in all material respects, and all material Taxes that are payable by or with respect to Bengal and its Subsidiaries or in respect of the Bengal Business or the Specified Assets have been timely paid.

(b)There are no outstanding deficiencies asserted by a Government Entity for Taxes payable by or with respect to Bengal and its Subsidiaries or with respect to the Bengal Business or the Specified Assets for any Taxes that are unpaid.

(c)No claim has been made in writing (or otherwise threatened to Bengal’s Knowledge) by a Government Entity in a jurisdiction where Bengal or its Subsidiaries do not file or where A/N or A/NPC Holdings LLC does not file with respect to Bengal or any of its Subsidiaries Tax Returns that Bengal, any of its Subsidiaries or A/N or A/NPC Holdings LLC with respect to Bengal, any of its Subsidiaries or the Bengal Business is or may be subject to taxation by that jurisdiction.

(d)No agreements or waivers exist providing for an extension of time with respect to payment by or on behalf of, or assessment against, Bengal and its Subsidiaries, A/N or A/NPC Holdings LLC on behalf of Bengal or any of its Subsidiaries or the Bengal Business in respect of any material Taxes. None of Bengal, its Subsidiaries or A/N or A/NPC Holdings LLC on behalf of Bengal or any of its Subsidiaries is or has been a party to or bound by any Tax sharing or allocation agreement.

(e)No private letter rulings, technical advice memoranda, closing agreements or rulings have been entered into or issued by any Government Entity with respect to Bengal, its Subsidiaries or the Bengal Business.

(f)There is no lien for Taxes upon any of the assets of Bengal or its Subsidiaries, other than Permitted Encumbrances.

(g)None of Bengal, its Subsidiaries or A/N on behalf of Bengal, any of its Subsidiaries or the Bengal Business has engaged in any listed transaction referred to in Treasury Regulation Section 1.6011-4.

(h)Neither Bengal nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or before the Closing Date, (ii) installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law).

(i)None of the assets of Bengal or any of its Subsidiaries or relating to the Bengal Business is “tax exempt use property” (within the meaning of Section 168(h) of the Code) and no such asset is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

(j)Bengal and each of its Subsidiaries have always been properly treated as other than an association treated as a corporation for U.S. federal income tax purposes.

Section 3.19    Compliance with Laws. Bengal and its Subsidiaries are and have been since January 1, 2012, and the Bengal Business is being and has been since January 1, 2012 conducted, in compliance with all applicable Laws in all material respects. As of the date hereof, neither Bengal nor any of its Subsidiaries has received any written notice alleging any material violation under any applicable Law, except for violations that have been cured or remedied on or prior to the date hereof without continuing material Liability to Bengal or any of its Subsidiaries.

Section 3.20    Subscribers; System Information.

(a)Section 3.20(a) of the A/N Disclosure Schedule sets forth the aggregate numbers of Digital Customers, High-Speed Data Customers, Video Customers and Voice Customers of the Bengal Business as of December 31, 2014.

(b)Section 3.20(b) of the A/N Disclosure Schedule sets forth as of December 31, 2014, (i) the approximate aggregate number of two-way aerial and underground plant miles of the Bengal Systems and for each market served by the Bengal Systems, (ii) the capacity in MHz to which such plant miles have been constructed, (iii) the approximate number of homes passed by the Bengal Systems’ plant and for each headend located in the Bengal Systems (provided that for purposes hereof, “homes” includes each single-family home, individual dwelling unit within a multifamily complex and commercial establishment), and (iv) a description of basic and option or tier services available and the rates charged in the Bengal Business.

(c)None of Bengal or any of its Subsidiaries, directly or indirectly, owns any Systems other than the Systems listed on Section 3.20(c) of the A/N Disclosure Schedule. None of Bengal or any of its Subsidiaries, directly or indirectly, manages or operates any Systems which it does not, directly or indirectly, wholly own, and none of Bengal or any of its Subsidiaries, directly or indirectly, owns any Systems that it does not, directly or indirectly, manage and operate.

Section 3.21    Programming. Section 3.21 of the A/N Disclosure Schedule lists all programming that is contained in the channel line-up for any Bengal System as in effect on the date of this Agreement including whether the programming is provided pursuant to the Services Agreement. Each station carried by the Bengal Systems is carried pursuant to a retransmission consent agreement, must-carry election (including default must-carry elections, where no election was made) or other programming agreement or arrangement.

Section 3.22    Intellectual Property.

(a)(i) Bengal or one of its Subsidiaries is the exclusive owner of Bengal Owned Intellectual Property Rights and (ii) to Bengal’s Knowledge, Bengal or one or more of its Subsidiaries own or have a valid and enforceable license or other right to use all material Intellectual Property Rights used or held for use in, the conduct of Bengal Business as currently conducted.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect, (i) neither Bengal nor any of its Subsidiaries has, in the three (3) year period prior to the date of this Agreement, infringed, induced or contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person and (ii) as of the date of this Agreement, there is no claim, action, suit, investigation or proceeding pending against, or, to Bengal’s Knowledge, threatened against, Bengal or any of its Subsidiaries or any of their respective present or former officers, directors or employees (A) based upon, or challenging or seeking to deny or restrict, the rights of Bengal or any of its Subsidiaries in any of the Bengal Owned Intellectual Property Rights or Bengal Licensed Intellectual Property Rights, (B) alleging that any Bengal Owned Intellectual Property Right or Bengal Licensed Intellectual Property Right is invalid or unenforceable, or (C) alleging that the conduct of the Bengal Business as currently conducted conflicts with, misappropriates, infringes or otherwise violates any Intellectual Property Right of any Person.

(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect, (i) Bengal and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Bengal Owned Intellectual Property Rights, including all Intellectual Property Rights of Bengal the value of which to Bengal is contingent upon maintaining the confidentiality thereof, (ii) none of the material Bengal Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, and to Bengal’s Knowledge, all issued or registered Bengal Owned Intellectual Property Rights are valid and enforceable in all material respects, and (iii) to Bengal’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Bengal Owned Intellectual Property Right.

(d)Except as would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect, (i) the Bengal IT Assets operate and perform in a manner that permits Bengal and each of its Subsidiaries to conduct its business as currently conducted, and (ii) Bengal and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Bengal IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and to Bengal’s Knowledge, in the three (3) year period prior to the date of this Agreement, no Person has gained unauthorized access to the Bengal IT Assets (or the information and transactions stored or contained therein or transmitted thereby).

(e)Except as would not, individually or in the aggregate, reasonably be expected to have a Bengal Material Adverse Effect, (i) to Bengal’s Knowledge, Bengal and its Subsidiaries have, in the three (3) year period prior to the date of this Agreement, complied with all applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of its operations, and (ii) no claims have been asserted or threatened against Bengal or any of its Subsidiaries in the three (3) year period prior to the date of this Agreement by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such applicable Laws.

Section 3.23    Bonds. Section 3.23 of the A/N Disclosure Schedule sets forth, as of the date hereof, all material franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by Bengal or any of its Subsidiaries.

Section 3.24    Organizational Documents. Complete and correct copies of the organizational documents of Bengal and each of its Subsidiaries have been made available to Cheetah. Each such organizational document is true, accurate, complete and in full force and effect.

Section 3.25    Disclosure Documents. The information supplied by A/N specifically for inclusion in the Proxy Statement, or any amendment or supplement thereto (including pursuant to Section 5.11(c) and (e)), shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the Cheetah stockholders or at the time of the Cheetah Stockholder Approvals contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by A/N pursuant to Section 5.11(f) or Section 5.12(a)(iii) shall not, as of the applicable date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.26    Finders’ Fees. Except for fees to certain financial advisors that will be paid exclusively by A/N, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Bengal or its Subsidiaries and who is entitled to any fee or commission from Bengal or its Subsidiaries in connection with the Contribution.

Section 3.27    Affiliate Transactions. There are no services, transactions, Contracts, Liabilities or obligations between (a) Bengal or any of its Subsidiaries, on the one hand, and (b) any of (i) A/N, (ii) any A/N Beneficial Owner, (iii) any current or former officer, employee or director of A/N, any A/N Beneficial Owner, Bengal or any of its Subsidiaries or (iv) any Affiliate of any of the Persons identified in clauses (i), (ii) and (iii), excluding Bengal and its controlled Affiliates (the foregoing Persons identified in clauses (b)(i) through (b)(iv), collectively, “Bengal Related Persons”), on the other hand, other than as set forth in any employment Contract with any such employee listed in Section 3.27 of the A/N Disclosure Schedule. Neither Bengal nor any of its Subsidiaries provides assets, services or facilities to any Bengal Related Person other than in connection with the employment Contracts with Bengal or its Subsidiaries listed in Section 3.27 of the A/N Disclosure Schedule. No Bengal Related Person has any ownership interest in any assets or properties owned or used by Bengal or any of its Subsidiaries to conduct their businesses other than as a result of ownership of Equity Interests of Bengal.

Section 3.28    Investment Intent.

(a)A/N is acquiring the Equity Consideration for A/N’s own account as principal, for investment purposes only. A/N is not acquiring the Equity Consideration with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and A/N is not acquiring the Equity Consideration on behalf of any undisclosed principal or Affiliate. Except as previously disclosed to Cheetah in writing, no Person other than A/N has or will have a direct or indirect beneficial interest in the Equity Consideration.

(b)A/N is aware that:

(i)investments in Cheetah Holdco Preferred Units, Cheetah Holdco Class B Common Units and New Cheetah Class B Common Stock are illiquid investments, and A/N must bear the economic risk of such investments for an indefinite period of time;

(ii)there is no established market for Cheetah Holdco Preferred Units, Cheetah Holdco Class B Common Units and New Cheetah Class B Common Stock, and it is not likely that a public market for such securities will develop; and

(iii)the LLC Agreement will contain and the Stockholders Agreement contains substantial restrictions on the transferability of the Equity Consideration.

(c)A/N is an “accredited investor” as defined in Rule 501(a) under the Securities Act. A/N agrees to furnish any additional information requested by Cheetah or Cheetah Holdco or any of their respective Affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Equity Consideration.

(d)A/N understands that Equity Consideration has not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of A/N and of the other representations made by A/N in this Agreement. A/N understands that Cheetah, New Cheetah and Cheetah Holdco are relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

(e)A/N understands that sales or transfers of the Equity Consideration are restricted by the provisions of the Stockholders Agreement and will be restricted by the provisions of the LLC Agreement, federal securities laws, state securities laws and certain non-U.S. securities and other laws, and agrees to sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of all or any part of the Equity Consideration or any portion thereof only in compliance with all applicable conditions and restrictions contained in this Agreement, the Stockholders Agreement, the LLC Agreement, the Securities Act, and any applicable state securities laws, or pursuant to an applicable exemption therefrom. A/N further understands that, except as required by the Stockholders Agreement, New Cheetah and Cheetah Holdco are under no obligation, and do not intend, to register the Equity Consideration on behalf of A/N or to assist A/N in complying with any exemption from registration under the Securities Act or under any other applicable securities laws, that Cheetah Holdco Preferred Units, Cheetah Holdco Class B Common Units and shares of New Cheetah Class B Common Stock are not currently publicly traded and that there will be no public market for such securities upon the completion of the offering.

(f)A/N has such knowledge, skill and experience in business, financial and investment matters that A/N is capable of evaluating the merits and risks of an investment in the Equity Consideration. A/N has had access to such information concerning New Cheetah and Cheetah Holdco and Equity Consideration as it deems necessary to enable it to make an informed investment decision concerning the purchase of the Equity Consideration. With the assistance of A/N’s own professional advisors, to the extent that A/N has deemed appropriate, A/N has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Equity Consideration and the consequences of this Agreement. In deciding to purchase the Equity Consideration, A/N is not relying on the advice or recommendations of Cheetah, New Cheetah or Cheetah Holdco and A/N has made its own independent decision that the investment in the Equity Consideration is suitable and appropriate for A/N.

Section 3.29    Insurance. Section 3.29 of the A/N Disclosure Schedule sets forth a list, as of the date hereof, of all material casualty, general liability and other insurance policies maintained by or on behalf of Bengal or any of its Subsidiaries (collectively, the “Insurance Policies”). As of the date of this Agreement, each of the Insurance Policies is in full force and effect and no written notice has been received by A/N or any of its Affiliates from any insurance carrier purporting to cancel coverage under any of the Insurance Policies. To Bengal’s Knowledge, as of the date of this Agreement, there are no pending material claims under the Insurance Policies by Bengal or any of its Affiliates as to which the insurers have denied liability. A/N and its Affiliates have made timely premium payments with respect to all of the Insurance Policies.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF CHEETAH

In each case except as disclosed in the Cheetah SEC Filings filed or furnished with the SEC publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or as set forth in the correspondingly numbered section of Article IV of the Cheetah Disclosure Schedule (it being agreed that disclosure of any item in any section of Article IV of the Cheetah Disclosure Schedule shall be deemed to be a disclosure with respect to any other section of this Article IV to which the relevance of such item is reasonably apparent on its face), Cheetah represents and warrants to A/N as follows:

Section 4.1    Organization and Qualification. Cheetah is a corporation and is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as currently conducted. New Cheetah and Cheetah Holdco are limited liability companies and are duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Cheetah Parties and their Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction, if any, where the ownership or operation of its assets or its respective conduct of its business as currently conducted requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Cheetah Material Adverse Effect. Section 4.1 of the Cheetah Disclosure Schedule sets forth a correct and complete list of all of Cheetah’s Subsidiaries as of the date hereof, together with the jurisdiction of organization of each such Subsidiary and the percentage of each such Subsidiary’s outstanding Equity Interests owned by Cheetah or another Subsidiary of Cheetah.

Section 4.2    Capitalization.

(a)As of the date hereof, the authorized capital stock of Cheetah consists of (i) 900,000,000 shares of Cheetah Class A Common Stock, par value $0.001 per share, (ii) 25,000,000 shares of Cheetah Class B Common Stock, par value $0.001 per share and (iii) 250,000,000 shares of preferred stock, par value $0.001 per share. As of March 27, 2015, (A) 112,022,182 shares of Cheetah Class A Common Stock were issued and outstanding, (B) no shares of Class B Common Stock were issued and outstanding, (C) 4,830,378 shares of Cheetah Class A Common Stock were subject to compensatory options to purchase shares of Cheetah Class A Common Stock (of which options to purchase an aggregate of 1,412,786 shares of Cheetah Class A Common Stock were exercisable), (D) restricted stock units or deferred stock units that, in either case, is settleable in shares of Cheetah Class A Common Stock to acquire an aggregate of 460,530 shares of Cheetah Class A Common Stock were issued and outstanding, and (D) no shares of preferred stock were issued or outstanding. As of the date hereof, no Subsidiary or Affiliate of Cheetah owns any shares of capital stock of Cheetah or any Equity Interests in Cheetah.

(b)Except as set forth in Section 4.2(a) above, as of the date hereof: (i) Cheetah does not have any shares issued or outstanding other than shares of Cheetah Class A Common Stock that were reserved for issuance as set forth in Section 4.2(a) above and have been released from such reserve after March 27, 2015, and, (ii) other than as provided by the Spinco Merger Agreement and the Stockholders Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares to which Cheetah or any Subsidiary of Cheetah is a party obligating Cheetah or any Subsidiary of Cheetah to (A) issue, transfer or sell any shares or other Equity Interests of Cheetah or any Subsidiary of Cheetah or securities convertible into or exchangeable for such shares or Equity Interests (in each case other than to Cheetah or a wholly owned Subsidiary of Cheetah), (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other Equity Interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Cheetah that is not wholly owned.

(c)Neither Cheetah nor any Subsidiary of Cheetah has any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Cheetah stockholders on any matter.

Section 4.3    Authorization. Each of the Cheetah Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform its obligations hereunder and under such Transaction Agreements. Except for the Cheetah Stockholder Approvals, the execution, delivery and performance by the Cheetah Parties of this Agreement and the Transaction Agreements to which any Cheetah Party is a party has been duly and validly authorized by all requisite action on behalf of such Cheetah Party or Parties, and no additional corporate or limited liability company action, approval or consent is required by any Cheetah Party in connection with the execution or delivery by any Cheetah Party of this Agreement or the Transaction Agreements to which it is a party, the performance by Cheetah of its obligations hereunder or under the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby in accordance with the terms hereof and thereof.

Section 4.4    Government Approvals. Except for filings required under, and compliance with other applicable requirements of, the HSR Act, the Communications Act, LFAs and State Regulatory Authorities, no consents or approvals of, or filings, declarations or registrations with, any Government Entity are necessary for the execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby by the Cheetah or its Subsidiaries other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Cheetah Material Adverse Effect.

Section 4.5    Non-Contravention. The execution, delivery and performance by the Cheetah Parties of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate any provision of the charter, certificate of formation or organization, bylaws, operating agreement or other organizational documents of the Cheetah Parties or their respective Subsidiaries, (ii) violate, or result in a material breach of, or constitute a material default (whether after the filing of notice or the lapse of time or both) under, or result in the termination, cancellation, modification or acceleration of any material right or obligation of the Cheetah Parties or any of their respective Subsidiaries under, or result in a loss of any material benefit to which any Cheetah Party or any of their respective Subsidiaries is entitled under, any material contract, agreement or arrangement to which it is a party, or result in the creation of any Encumbrance upon any Equity Interest or any Encumbrance other than a Permitted Encumbrance upon any of its material assets, or (iii) assuming the receipt or making, as applicable, of all the authorizations, consents and approvals referred to in Section 4.4, violate or result in a breach of or constitute a default under any Law to which any Cheetah Party or any of their respective Subsidiaries is subject, or under any Cheetah Governmental Authorization, except, in the case of clause (ii) and (iii), above, as would not, individually or in the aggregate, reasonably be expected to have a Cheetah Material Adverse Effect.

Section 4.6    Binding Effect. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and legally binding obligation of each Cheetah Party enforceable against each Cheetah Party in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

Section 4.7    SEC Filings; Financial Statements.

(a)Cheetah has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2013 to the date hereof (collectively, together with any forms, reports, schedules, statements and documents filed with or furnished subsequent to the date of this Agreement including any amendments or supplements thereto, the “Cheetah SEC Filings”). Each Cheetah SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied, or if not yet filed, will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, or if filed subsequent to the date of this Agreement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of New Cheetah, Cheetah Holdco nor any other Subsidiary of Cheetah is separately subject to the periodic reporting requirements of the Exchange Act.

(b)Each of the historical and pro forma consolidated financial statements contained or incorporated by reference in the Cheetah SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Cheetah and its actual or pro forma consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (except as noted therein and subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments all in accordance with GAAP).

(c)To Cheetah’s Knowledge, as of the date hereof, none of the Cheetah SEC Filings is the subject of ongoing SEC review and Cheetah has not received any comments from the SEC with respect to any of the Cheetah SEC Filings since January 1, 2012 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Cheetah which have not been adequately addressed. Cheetah has made available to A/N true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2013 through the date of this Agreement relating to the Cheetah SEC Filings and all written responses of Cheetah thereto through the date of this Agreement. None of the Cheetah SEC Filings is the subject of any confidential treatment request by Cheetah.

Section 4.8    Absence of Changes. Since December 31, 2014, (a) to the date of this Agreement, Cheetah and its Subsidiaries have conducted their businesses only in the Ordinary Course and (b) there has not been any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would be reasonably be expected to have a Cheetah Material Adverse Effect and (c) neither Cheetah nor any of its Subsidiaries has taken any of the actions described in Section 5.3(iv) or Section 5.3(vii) to the extent it relates to clause (iv).

Section 4.9    Absence of Liabilities. Except as specifically reflected, reserved against or otherwise disclosed in the audited consolidated balance sheet of Cheetah as of December 31, 2014 and the footnotes thereto set forth in Cheetah’s annual report on Form 10-K for the fiscal year ended December 31, 2014, neither Cheetah nor any of its Subsidiaries has any Liabilities, whether or not required to be reflected in, or disclosed in footnotes to, financial statements prepared in accordance with GAAP, other than Liabilities (a) incurred in the Ordinary Course since December 31, 2014 and on or prior to the date of this Agreement; (b) that are obligations (but excluding Liabilities arising from any breach that has occurred or indemnification with respect to matters occurring prior to the Closing Date) to be performed in the future under contracts that are (i) disclosed in the Cheetah Disclosure Schedule, (ii) not required to be disclosed in the Cheetah Disclosure Schedule because their size, term or subject matter are not covered by any representations or warranties in this Article IV or (iii) are entered into after the date of this Agreement in accordance with this Agreement and (c) that, individually or in the aggregate, have not had or would not reasonably be expected to have a Cheetah Material Adverse Effect.

Section 4.10    Litigation and Claims.

(a)As of the date hereof, there are no material pending or, to Cheetah’s Knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, or proceedings, and, to Cheetah’s Knowledge, there are no material investigations, in each case, against or relating to Cheetah or any of its Subsidiaries.

(b)None of Cheetah nor any of its Subsidiaries is subject to any pending or, to Cheetah’s Knowledge, threatened order, writ, judgment, award, injunction or decree of any Government Entity of competent jurisdiction or any arbitrator or arbitrators, except as would not, individually or in the aggregate, reasonably be expected to have a Cheetah Material Adverse Effect.

Section 4.11    Finders’ Fees. Except for fees to certain financial advisors that will be paid exclusively by a Cheetah Party, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Cheetah or its Subsidiaries and who is entitled to any fee or commission from Cheetah or its Subsidiaries in connection with the Contribution.

Section 4.12    Compliance with Laws. Cheetah and its Subsidiaries are and have been since January 1, 2012, and Cheetah’s business is being and has been since January 1, 2012 conducted, in compliance with all applicable Laws in all material respects. As of the date hereof, neither Cheetah nor any of its Subsidiaries has received any written notice alleging any material violation under any applicable Law, except for violations that have been cured or remedied on or prior to the date hereof without continuing material Liability to Cheetah or any of its Subsidiaries.

Section 4.13    Availability of Funds. Cheetah Super Holdco will have access to, and will have available, on the Closing Date, funds in an amount sufficient to pay the Cash Consideration.

ARTICLE V.
COVENANTS

Section 5.1    Access and Information.

(a)From the date hereof until the Closing, A/N shall, and shall cause Bengal and its Subsidiaries to, (i) afford Cheetah and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the employees of Bengal and its Subsidiaries, (ii) furnish or cause to be furnished to Cheetah any financial and operating data and other information that is available with respect to Bengal and the Bengal Business as Cheetah from time to time reasonably requests, including billing records and internally generated subscriber, accounts receivable and other operational reports with respect to the Bengal Business that are produced in the Ordinary Course, (iii) furnish or cause to be furnished to Cheetah any information relating to Bengal or its Subsidiaries and such other assistance as is reasonably necessary to satisfy the periodic reporting obligations of Cheetah and its Affiliates and (iv) instruct the employees of Bengal and its Subsidiaries, and its counsel and financial advisors, to reasonably cooperate with Cheetah in connection with the foregoing; provided, that in no event shall Cheetah have access to any information that (x) based on advice of A/N’s counsel, would violate applicable Laws, including U.S. Antitrust Laws, or would destroy any legal privilege, or (y) in A/N’s reasonable judgment, would (A) result in the disclosure of any trade secrets or other proprietary or confidential information of third parties or (B) violate any obligation of Bengal or any of its Affiliates with respect to confidentiality; provided, further, that in each case A/N, Bengal and its Subsidiaries shall have used commercially reasonable efforts to make alternative arrangements to permit access to and the disclosure of such information. If any of the information or material furnished pursuant to this Section 5.1 includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided under this Section 5.1 that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine. All information received pursuant to this Section 5.1(a) shall be governed by the terms of the Confidentiality Agreement.

(b)From the date hereof until the Closing, Cheetah shall provide to A/N the same monthly financial information package that Cheetah provides to the Board of Directors of Cheetah and shall afford A/N and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the senior management of Cheetah and its Subsidiaries. As promptly as practicable after the date hereof, A/N shall provide to Cheetah A/N’s good faith estimate of the number of Video Customers under each Bengal System as of December 31, 2014.

(c)For a period of seven years after the Closing Date or, if shorter, the applicable period specified in Cheetah’s document retention policy, Cheetah shall retain all Books and Records, and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to A/N and its Representatives during regular business hours and subject to reasonable rules and regulations, the right, (i) to inspect and copy the Books and Records to the extent they relate to periods prior to the Closing Date and (ii) to have personnel of Cheetah and its Affiliates made available to them or to otherwise cooperate to the extent reasonably necessary, in each case in connection with (A) preparing and filing Tax Returns or any Tax inquiry, audit, investigation or dispute, (B) any investigation or any litigation by a third party against A/N or (C) the administration of Excluded Liabilities. During the period from the date of this Agreement until the date that is seven years from the Closing Date, no Books and Records relating to periods prior to the Closing Date shall be destroyed by Cheetah without first advising A/N in writing and giving A/N a reasonable opportunity to inspect and copy such Books and Records in accordance with this Section 5.1(c). Following the Closing, to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, Cheetah shall grant to A/N and its Representatives, during regular business hours and subject to reasonable rules and regulations, the right (i) to inspect and copy any books, ledgers, files, reports, databases, records, manuals and other documents in the possession of Cheetah or its Affiliates pertaining to any Benefit Plan that is a Pension Plan and (ii) to have personnel of Cheetah and its

Affiliates made available to them, or to otherwise cooperate to the extent reasonably necessary, in connection with the continuing administration of any Benefit Plan that is a Pension Plan or any Excluded Liability by A/N or its Affiliates after the Closing.

(d)At the Closing, A/N and its Affiliates shall deliver to Cheetah all of their Books and Records. For a period of seven years after the Closing Date, A/N shall, to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to Cheetah and its Representatives during regular business hours and subject to reasonable rules and regulations, the right to have personnel of A/N and its Affiliates made available to them or to otherwise cooperate to the extent reasonably necessary, including in connection with (i) preparing and filing Tax Returns or any Tax inquiry, audit, investigation or dispute, or (ii) any litigation or investigation. For the avoidance of doubt, nothing in this Section 5.1(d) requires A/N to grant access to the Tax Returns of A/N or its Affiliates, except such portions of such Tax Returns for taxable periods (or portions thereof) ending on or before the Closing Date as relate to Bengal and its Subsidiaries and the Bengal Business and as necessary for Cheetah to prepare and file any Tax Return or any Tax inquiry, audit, investigation or dispute.

(e)Prior to the Closing, Cheetah shall use all subscriber information (as hereinafter defined) that was obtained prior to the Closing from Bengal, its Subsidiaries or any Affiliate of any of the foregoing only in compliance with Sections 222 and 631 of the Communications Act and all other Laws governing the use, collection, disclosure and storage of such information. For purposes hereof, “subscriber information” means personally identifiable information pertaining to customers, including names, telephone numbers, e-mail and billing addresses, credit card numbers and expiration dates and bank account numbers and routing numbers.

(f)Without limiting the other provisions of this Section 5.1, prior to the Closing, A/N shall deliver to Cheetah: (i) on the date hereof, the Operating Budget for fiscal year 2015 (if not already delivered to Cheetah prior to the date hereof) and no later than December 15, 2015, if as of such date the Closing has not occurred and this Agreement has not been terminated, the Operating Budget for fiscal year 2016, (ii) as promptly as reasonably practicable, but in any event within thirty (30) days after the end of each calendar month, reports showing (A) monthly profit statements reflecting the categories of revenues, net set forth on the billing reports for the Bengal Systems, and operating and capital expenses (excluding depreciation and amortization); and (B) residential customers and average revenue per unit by product; in each case, on a consolidated basis and for each Bengal System as of the last day of such month (collectively, the “System Reports”); (iii) as promptly as reasonably practicable, and using its best efforts to deliver within thirty-five (35) days, but in any event within forty (40) days (or, solely with respect to the first fiscal quarter of 2015, as promptly as reasonably practicable, and using its best efforts to deliver within forty-five (45) days but in any event within fifty (50) days) after the completion of each fiscal quarter of Bengal, (A) Bengal’s consolidated unaudited balance sheet as of the end of such fiscal quarter and for the corresponding fiscal quarter in the previous fiscal year, and Bengal’s related consolidated statements of operations, changes in members’ equity and cash flows (and related footnotes) for such fiscal quarter and for the corresponding fiscal quarter in the previous fiscal year, in each case that have been reviewed by its independent public accountants who have issued a Statements on Auditing Standards No. 100 Review report; and (B) a consolidated capital expenditure summary; in each case for the period from the end of Bengal’s most recently completed fiscal year to the end of such fiscal quarter; and (iv) as promptly as reasonably practicable, but in any event within sixty-five (65) days after the com-

pletion of each fiscal year, Bengal’s consolidated audited balance sheet as of the end of such fiscal year, and Bengal’s related consolidated statements of operations, changes in members’ equity and cash flows.

Section 5.2    Conduct of Business by Bengal.

(a)From the date hereof to the Closing, except (w) as otherwise contemplated by this Agreement, (x) as otherwise required by Law, (y) as set forth in Section 5.2(a) of the A/N Disclosure Schedule or (z) as Cheetah otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), A/N shall cause Bengal and its Subsidiaries to, (a) conduct the Bengal Business in the Ordinary Course which shall include using commercially reasonable efforts to (x) operate the Bengal Business in a manner consistent with the Operating Budget and (y) preserve intact the Bengal Business and their relationships with customers, suppliers, programming providers, creditors and employees; and (b) to the extent not inconsistent with this Agreement, use commercially reasonable efforts to retain all of the Bengal Franchises, including performing all obligations under all of the Bengal Franchises and use commercially reasonable efforts to renew any material Bengal Governmental Authorizations that expire prior to the Closing Date. Without limiting the generality of the foregoing, from the date hereof to the Closing, except (w) as otherwise contemplated by this Agreement, (x) as otherwise required by Law, (y) for the items set forth in Section 5.2(a) of the A/N Disclosure Schedule or (z) to which Cheetah otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, that in the case of clauses (v), (vi), (xi), (xiii), (xvi), (xvii), (xix), (xxi) and (xxii) (or clause (xxiii) to the extent it relates to clauses (v), (vi), (xi), (xiii), (xvi), (xvii), (xix), (xxi) or (xxii)), Cheetah may withhold such consent in its sole discretion), A/N shall cause Bengal and its Subsidiaries not to:

(i)incur, create or assume any Encumbrance on any of the assets of Bengal that will remain in existence at the Closing, other than a Permitted Encumbrance;

(ii)sell, lease, license, transfer, encumber, or otherwise dispose of (A) any Bengal Systems, headends, subscribers or other material assets of Bengal, in each case having a fair market value in excess of $2,000,000 or other than in the Ordinary Course (other than in each case to Bengal or a Subsidiary); in each case except for Permitted Encumbrances and except as expressly required by the terms of any Contract entered into prior to the date of this Agreement and disclosed in the A/N Disclosure Schedule or (B) any Minority Interests;

(iii)(A) enter into, modify, renew, suspend, abrogate, terminate or amend any material programming Contracts applicable solely to Bengal and/or its Subsidiaries, other than extensions for six (6) months or less or modifications, renewals, suspensions, abrogations, terminations or amendments effected by another party thereto that Bengal and its Affiliates have no contractual right to prevent, (B) excluding any programming Contract described in clause (A), enter into any Bengal Lease or Contract that would have been a Bengal Material Contract if entered into prior to the date hereof, or modify, renew, suspend, abrogate, terminate or amend in any material respect any such Bengal Lease or Contract or any Bengal Material Contract, other than in the Ordinary Course, or (C) enter into, modify, renew, suspend, abrogate, terminate or amend in any material respect any Bengal Governmental Authorization, other than renewals and extensions in the Ordinary Course and on substantially the same terms;

(iv)fail to timely file valid requests for renewal under Section 626 of the Communications Act with the proper Government Entity with respect to all Bengal Franchises that shall expire within 36 months after any date between the date of this Agreement and the Closing Date;

(v)modify, suspend, abrogate, amend or terminate any of the organizational documents of Bengal or its Subsidiaries;

(vi)(A) authorize or issue any Equity Interest or class of Equity Interests in Bengal or its Subsidiaries; or (B) cancel, redeem or repurchase any of the Membership Interests;

(vii)make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in Bengal or any wholly owned Subsidiary thereof);

(viii)except as required under applicable Law or the terms of any Benefit Plan in effect as of the date hereof (A) grant, provide or increase (or commit to grant, provide or increase) any severance or termination payments or benefits to any Bengal Business Employees or other current or former directors, employees or other service providers of the Bengal Business, Bengal or its Subsidiaries; (B) increase in any manner the compensation or benefits of any Bengal Business Employees or other current or former directors, employees or other service providers of the Bengal Business, Bengal or its Subsidiaries, except for increases in base salary (and resulting increases in bonuses to the extent based on a percentage of base salary) to Bengal Business Employees and other employees of the Bengal Business, Bengal or its Subsidiaries in the Ordinary Course (it being agreed that any increase of 5% or less on an annualized basis in the combined salary and bonus of any individual shall be deemed to be in the Ordinary Course) in connection with Bengal’s usual and customary annual review; (C) become a party to, establish, adopt, terminate, amend (other than immaterial amendments that do not result in any material increase in costs to Bengal or any of its Subsidiaries (or, after the Closing, to Cheetah or any of its Affiliates)), or commit to become a party to, establish, adopt, terminate, amend (other than immaterial amendments that do not result in any material increase in costs to Bengal or any of its Subsidiaries (or, after the Closing, to Cheetah or any of its Affiliates)) any Bengal Benefit Plan or arrangement that would have been a Bengal Benefit Plan if in effect on the date hereof or accelerate the vesting of, or lapse of restrictions on, any compensation for the benefit of any Bengal Business Employee or other current or former director, employee or other service provider of the Bengal Business, Bengal or its Subsidiaries; (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any Bengal Business Employee or other current or former director, employee or other service provider of the Bengal Business, Bengal or its Subsidiaries or any of their respective beneficiaries; or (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Bengal Benefit Plan;

(ix)transfer the employment duties of any individual who would be a Bengal Business Employee if the Closing occurred as of the date hereof, to a different business unit of A/N or its Affiliates such that the individual would not constitute a Bengal Business Employee, or transfer the employment duties of any individual who would not be a Bengal Business Employee if the Closing occurred as of the date hereof to Bengal or one of its Subsidiaries such that the individual would become a Bengal Business Employee, or hire any individual who would be a Bengal Business Employee with annual compensation (base salary and incentive opportunities) in excess of $400,000;

(x)settle or compromise any claim, action, arbitration, dispute or other proceeding, except where (A) the sum of (i) any amount paid in settlement or compromise plus (ii) the financial impact to Bengal and its Subsidiaries of any other terms of the settlement or compromise does not exceed $1,000,000 and (B) such settlement or compromise does not impose any ongoing Liability on Bengal or any of its Affiliates;

(xi)sell, assign, transfer, encumber or otherwise dispose of any Equity Interests in Bengal or any of its Subsidiaries to any Person (other than Cheetah or a designee thereof), or cause or permit Bengal or any of its Subsidiaries to engage in any merger, consolidation or other restructuring or recapitalization event, or liquidate or terminate the existence of Bengal or any of its Subsidiaries;

(xii)other than in the Ordinary Course, acquire (A) any System that would be a Bengal System upon such acquisition, or any headend, subscriber, Person, business or all or substantially all of the assets of any Person or business or (B) any other assets, in each case except as expressly required by the terms of any Contract entered into prior to the date of this Agreement and disclosed in the A/N Disclosure Schedule;

(xiii)(A) make any change in its accounting policies, practices or procedures from those used to prepare the Audited Financial Statements unless such change is required by GAAP, (B) make any change in the management of payables, receivables or working capital or modify credit policies other than in the Ordinary Course, (C) fail to maintain working capital in the Ordinary Course; or (D) accelerate the collection of receivables or delay the payment of payables or prepaid expenditures, in each case other than in the Ordinary Course;

(xiv)fail to file, in a manner consistent with Bengal’s and its Subsidiaries’ past practice, all Tax Returns of Bengal and each of its Subsidiaries required to be filed on or before the Closing Date;

(xv)make or rescind any material Tax election, settle or compromise any material claim by a Government Entity for Taxes payable by Bengal or its Subsidiaries, surrender any right to claim a material refund of Taxes, enter into any closing agreement, file any amendment (except as required by Law) to previously filed Tax Returns relating to material Taxes payable by Bengal and its Subsidiaries, waive or extend any statute of limitation with respect to material Taxes, or change any material Tax accounting method, in each case other than in the Ordinary Course;

(xvi)engage in any business other than the Bengal Business and businesses ancillary to the Bengal Business, other than in the Ordinary Course;

(xvii)convert any billing systems used by the Bengal Business;

(xviii)except for (A) (1) promotional offers, (2) pricing of new Internet tier speeds and (3) pricing of new products, in each case, in the Ordinary Course and (B) rate increases provided for in Section 5.2 of the A/N Disclosure Schedule or the Op-

erating Budget, change the rate charged for any level of cable television, telephony or high speed data services;

(xix)defer beyond the Closing Date (other than for valid and reasonable business reasons unrelated to this Agreement) the making of any of the capital expenditures set forth in Section 5.2(a)(xix) of the A/N Disclosure Schedule that are scheduled to be made before the Closing Date; provided, however, that A/N shall not be deemed to have breached this covenant if Bengal and its Subsidiaries shall have made at least 92.5% of the aggregate capital expenditures required by the foregoing;

(xx)fail to do any of the following: (A) maintain inventory, plant replacement materials and customer premises equipment for the Bengal Systems at levels (by device type) in the Ordinary Course, (B) maintain and continue regular purchase order activity therefor in the Ordinary Course and (C) maintain customer premises equipment of a quantity (by device type) sufficient to enable Cheetah to conduct the Bengal Business, as it is conducted by A/N as of the date of this Agreement, for at least a 45-day period following the Closing Date;

(xxi)knowingly take, cause or permit to be taken or omit to take any action which would reasonably be expected to materially delay or prevent or impede consummation of the Contribution;

(xxii)enter into, modify, renew, suspend, abrogate, terminate or amend any transaction or Contract with any Bengal Related Person, other than (i) as provided by this Agreement to occur at the Closing or the Restructuring or (ii) actions related to the compensation or benefits of Bengal Business Employees or other current or former directors, employees or other service providers of the Bengal Business, Bengal or its Subsidiaries that are expressly permitted pursuant to the exceptions to Section 5.2(a)(viii) or (ix); or

(xxiii)authorize or enter into any agreement or commitment to do any of the foregoing.

(b)Notwithstanding anything to the contrary in this Agreement, (i) A/N shall be entitled to cause distributions in respect of the Membership Interests of all Non-Operating Cash in the Bengal Business to A/N from time to time between the date of this Agreement and the Closing and (ii) A/N shall not be entitled to cause the distribution of any Operating Cash; it being understood, for the avoidance of doubt, that none of the foregoing shall limit, restrict or in any way prevent Operating Cash from becoming Non-Operating Cash pursuant to clause (i) of the definition of Operating Cash.

Section 5.3    Conduct of Business by Cheetah. From the date hereof to the Closing, except (w) as otherwise contemplated in this Agreement or by the Comcast Agreement (or any Long-Form Agreement (as defined therein) entered into pursuant thereto), (x) as otherwise required by Law, (y) as set forth in Section 5.3(a) of the Cheetah Disclosure Schedule or (z) as A/N otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), Cheetah shall, and shall cause each of its Subsidiaries to, (a) conduct its business and operations in the Ordinary Course which shall include using commercially reasonable efforts to preserve intact the business of Cheetah and its Subsidiaries and their relationships with customers, suppliers, programming providers, creditors and employees; and (b) use commercially reasonable efforts to retain all of the Cheetah Franchises, including performing all materi-

al obligations under all of the Cheetah Franchises and using commercially reasonable efforts to renew any material Cheetah Governmental Authorizations that expire prior to the Closing Date. Without limiting the generality of the foregoing, from the date hereof to the Closing, except (w) as otherwise contemplated by this Agreement or by the Comcast Agreement (or any Long-Form Agreement (as defined therein) entered into pursuant thereto and consistent in all material respects with the definitive proxy statement on Schedule 14A of Cheetah dated February 17, 2015 and filed with the SEC on such date), (x) as otherwise required by Law, (y) for the items set forth in Section 5.3(a) of the Cheetah Disclosure Schedule or (z) to which A/N otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, that in the case of clauses (i), (iv), (v) and (vi) (or clause (vii) to the extent it relates to clauses (i), (iv), (v) or (vi)), A/N may withhold such consent in its sole discretion), Cheetah shall, and shall cause its Subsidiaries not to:

(i)knowingly take, cause or permit to be taken or omit to take any action that would reasonably be expected to prevent or materially delay or impede the consummation of the Contribution;

(ii)modify, suspend, abrogate, amend or terminate any of the organizational documents of any Cheetah Party, other than modifications, abrogations or amendments (to organizational documents other than Cheetah’s certificate of incorporation) that are not material;

(iii)(A) authorize or issue any Equity Interest or class of Equity Interests in Cheetah or its Subsidiaries, except as contemplated by the Stockholders Agreement or (B) reclassify, split, combine, subdivide, cancel or redeem, repurchase, or otherwise acquire, directly or indirectly any Equity Interest or class of Equity Interests in Cheetah or its Subsidiaries, except (i) in the case of (A) and (B), in connection with any compensatory equity awards or for any such transaction by a wholly owned Subsidiary of Cheetah which remains a wholly owned Subsidiary after consummation of such transaction and (ii) in the case of (B), for cancellations of Equity Interests of Cheetah held by Cheetah or any of its Subsidiaries or repurchases of Equity Interests of Cheetah;

(iv)declare, set aside or make any dividend or other distribution to its stockholders (whether cash or stock);

(v)engage in any material business other than the business of Cheetah and its Subsidiaries;

(vi)liquidate or terminate the existence of any of the Cheetah Parties; or

(vii)authorize or enter into any agreement or commitment to do any of the foregoing.

Section 5.4    Consents; Further Assurances.

(a)Subject to, and not in limitation of, Section 5.5, A/N, on the one hand, and Cheetah, on the other hand, shall cooperate and use its respective commercially reasonable efforts to do, or cause to be done, all things necessary or advisable to fulfill as promptly as practicable the conditions to Closing in this Agreement and consummate the Contribution. Without limiting the generality of the foregoing, A/N, on the one hand, and Cheetah, on the other hand, shall each, with the reasonable cooperation of the other(s), use commercially reasonable efforts to obtain and maintain all A/N Consents and Cheetah Consents, respectively. If, notwithstanding the exercise of their commercially reasonable efforts and compliance with this Section 5.4 and Section 5.5, A/N is unable to obtain one or more of the A/N Consents, A/N shall reasonably cooperate with Cheetah’s efforts to obtain each such A/N Consent for a period of 12 months following the Closing. For the avoidance of doubt, except as otherwise provided in Article VI, none of the parties’ obligations to effect the Closing shall be conditioned on obtaining any A/N Consents or Cheetah Consents.

(b)Nothing contained in this Agreement shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys’ fees, filing fees or other normal costs of doing business), the giving of any other consideration by Cheetah, A/N, Bengal or their respective Subsidiaries with respect to seeking any A/N Consents or Cheetah Consents or any regulatory approvals pursuant to Section 5.5.

(c)Each party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be necessary or desirable to evidence, consummate or implement expeditiously the Contribution.

(d)In consultation with Cheetah, A/N shall comply with all requirements of the TWEAN Agreement necessary in order to permit the satisfaction of the condition set forth in Section 6.1(f). Until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, A/N shall (i) as promptly as practicable inform Cheetah of the content of any oral communications with, and as promptly as practicable provide to Cheetah copies of any written communications with, TWCE or any of its Representatives relating to the Offer Notice, any Counter-Offer (including for the avoidance of doubt a copy of the terms of any Counter-Offer), the Contribution or the transactions contemplated by this Agreement and (ii) give Cheetah notice of any meeting with TWCE or any of its Representatives in respect of any such matter, and shall give Cheetah a description of the purpose of and, to the extent known, agenda for such meeting.

(e)The parties shall negotiate in good faith the definitive terms of the Transaction Agreements (for the avoidance of doubt, other than the Stockholders Agreement) and the Amended and Restated Certificate as promptly as reasonably practicable after the date of this Agreement, on the terms and conditions set forth in Exhibit B, to the extent applicable, and with such other customary terms as may be reasonably agreed upon by the parties. On the Closing Date and concurrently with the Closing, each of A/N, New Cheetah and Cheetah Holdco shall enter into the Transaction Agreements (for the avoidance of doubt, other than the Stockholders Agreement).

(f)Without the consent of Cheetah, (i) no Amendment shall be agreed to by A/N or any of its Affiliates with respect to (x) the TWEAN Documents, or (y) any non-de minimis TWCE Agreement (other than programming Contracts) and (ii) A/N and its Affiliates shall not enter into any Contract with TWCE or any of its Affiliates that would constitute a non-de minimis TWCE Agreement (other than programming Contracts) or agree to any Amendment to any such Contract entered into after the date hereof, in the case of each of clauses (i)(y) and (ii), such consent not to be unreasonably withheld, conditioned or delayed.

(g)Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Cheetah, New Cheetah or any of their Subsidiaries to take any action that would breach the Comcast Agreement or any agreement entered into in connection therewith.

Section 5.5    Regulatory Approvals.

(a)As soon as practicable after the execution of this Agreement, but in any event no later than thirty (30) calendar days thereafter, A/N and Cheetah shall prepare and file or deliver, or cause to be prepared and filed or delivered, all applications (including FCC Forms 394 or other appropriate forms) and requests required to be filed with or delivered to the FCC or any other Government Entities that are necessary to obtain the consents of such Government Entities in connection with the transactions contemplated by this Agreement (the “Required Regulatory Approvals”). The parties shall consult and work together in good faith to develop a consensus plan and strategy with respect to making regulatory filings and obtaining the Required Regulatory Approvals. Cheetah and A/N will cooperate and keep each other apprised with respect thereto as set out in this Section 5.5. In addition, A/N shall cause Bengal to use reasonable best efforts to obtain a renewal or extension of any Bengal Franchise (for a period of at least two (2) years) for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Communications Act has not been timely delivered to the appropriate Government Entity. Each party shall promptly file any additional information requested by any Government Entity as soon as practicable after receipt of a request for additional information. The parties shall cooperate fully with each other in all reasonable respects and shall use reasonable best efforts to obtain the Required Regulatory Approvals as promptly as practicable. Each party shall have the right to review and approve in advance, with such approvals not to be unreasonably withheld or delayed, all filings with Government Entities to be made by the other party in connection with the Contribution. Each party shall coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings. Without the prior consent of Cheetah, none of the A/N, Bengal or any of its Subsidiaries shall agree with any Government Entity to extend or to toll the time limits applicable to such Government Entity’s consideration of any FCC Form 394 filed with such Government Entity. Each party shall promptly supply the other with copies of all nonconfidential correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its Representatives and any Government Entity or members of their respective staffs with respect to this Agreement or the Contribution. A/N will, to the extent reasonably practicable, notify Cheetah of all meetings, hearings and other discussions before or with Government Entities in connection with the renewal or extension of any Bengal Franchise or Bengal Governmental Authorization relating to a Bengal Franchise or the granting of an LFA Approval with respect to any Bengal Franchise, such that Cheetah’s Representatives can participate to the extent reasonably practicable in such proceedings. No party shall take in bad faith any action that would have the effect of delaying, impairing or impeding the receipt of any Required Regulatory Approvals.

(b)As soon as practicable after the execution of this Agreement, but in any event no later than one (1) Business Day after such execution, A/N and Cheetah shall request in-person meetings with the appropriate representatives of each of the Antitrust Division and the FCC to be held within two (2) Business Days of such request, or as promptly as possible thereafter that such representatives are available to meet, in order that the parties may discuss that such Government Entities provide expedited review of the Contribution and other transactions contemplated by this Agreement and to volunteer to provide to such Government Entities with any materials, white papers or analyses that may accelerate the education of such Government Entities.

(c)Each of A/N and Cheetah shall (i) make or cause to be made all filings required of each of them or any of their Affiliates under the HSR Act or other Antitrust Laws with respect to the Contribution as promptly as practicable and, in any event, within 30 days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from the FTC, the Antitrust Division or any other Government Antitrust Entity in respect of such filings or the Contribution, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of drafts of all prepared filings to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Government Antitrust Entity under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information requested by the other party that is reasonably required for any application or other filing to be made pursuant to any applicable law in connection with the Contribution or the other transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications (and memoranda setting forth the substance of any oral communication) with, any Government Entity or third party regarding any such filings or any such transaction. Unless prohibited by applicable Law or by the applicable Government Entity, each party shall consult with the other party prior to any meetings, by telephone or in person, with the staff of a Government Entity in connection with the transactions contemplated by this Agreement and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Government Entity without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, and (C) in the event one party is prohibited by applicable Law or by the applicable Government Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act, other Antitrust Laws or other applicable Law. Any party may, if it reasonably deems it advisable and necessary, designate any competitively sensitive material provided to the other parties under this Section 5.5 as “outside counsel only” (it being agreed that such materials designated as “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials). In addition, any party may redact any material provided to the other parties under this Section 5.5 (whether or not competitively sensitive or designated as “outside counsel only”) (A) to exclude documents filed in response to Items 4(c) and 4(d) of the filing pursuant to the HSR Act, (B) to remove references concerning the valuation of businesses, (C) as necessary to comply with contractual agreements, and (D) as necessary to address reasonable privilege concerns.

(d)Each of Cheetah and A/N shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Government Antitrust Entity with respect to the Contribution under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Each of Cheetah and A/N shall use reasonable best efforts to take such actions as may be required to cause the expiration of the waiting or notice periods under the HSR Act or other Antitrust Laws with respect to the Contribution as promptly as possible after the execution of this Agreement.

(e)Notwithstanding anything in this Agreement to the contrary, Cheetah, New Cheetah, Cheetah Holdco and A/N understand and agree that “reasonable best efforts” shall not require Cheetah, New Cheetah, Cheetah Holdco or any of their respective Subsidiaries to (i) divest or otherwise hold separate (including by establishing a trust or otherwise) any businesses, assets or properties of Cheetah, New Cheetah, Cheetah Holdco or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ respective businesses, assets or properties (except for the transactions expressly contemplated by this Agreement and the Transaction Agreements), (ii) accept any conditions or take any other actions that would apply to, or affect, any businesses, assets or properties of Cheetah, New Cheetah, Cheetah Holdco or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ respective businesses, assets or properties or (iii) litigate or participate in the litigation of any proceeding involving the FCC, the FTC or Antitrust Division, whether judicial or administrative, in order to (A) oppose or defend against any action by any such Government Entity to prevent or enjoin the consummation of the Contribution or any of the other transactions contemplated by this Agreement or the Transaction Agreements or (B) overturn any regulatory action by any such Government Entity to prevent consummation of the Contribution or any of the other transactions contemplated by this Agreement or the Transaction Agreements, including by defending any suit, action or other legal proceeding brought by any such Government Entity in order to avoid the entry of, or to have vacated, overturned or terminated or appealing any order; provided, that Cheetah, New Cheetah, Cheetah Holdco and their respective Subsidiaries shall be required, notwithstanding the preceding clauses (i) and (ii), to take the actions and accept the conditions imposed by a Government Entity described in the immediately preceding clauses (i) and (ii), to the extent such actions are consistent in scope and magnitude with the conditions and actions (other than any condition that was subsequently suspended by the agency that imposed the condition) required or imposed by a Government Entity on Cheetah in connection with the Comcast Agreement (or any Long-Form Agreement (as defined therein) entered into pursuant thereto and consistent in all material respects with the definitive proxy statement on Schedule 14A of Cheetah dated February 17, 2015 and filed with the SEC on such date, including the Separation Agreement, the Spinco Merger Agreement, the Asset Exchange Agreement or the Asset Purchase Agreement) (each condition and action described in clause (i), (ii) or (iii) that Cheetah, New Cheetah or Cheetah Holdco is not required to accept or take after giving effect to the foregoing proviso to this Section 5.5(e), a “Burdensome Condition”); provided, further, that no condition or action shall constitute a “Burdensome Condition” to the extent related to franchises, State Telecommunication Authorizations (other than for California) or regional sports networks, regardless of whether any such condition or action is required or imposed by a Government Entity on Cheetah in connection with the Comcast Agreement (or any

Long-Form Agreement (as defined therein) entered into pursuant thereto and consistent in all material respects with the definitive proxy statement on Schedule 14A of Cheetah dated February 17, 2015 and filed with the SEC on such date, including the Separation Agreement, the Spinco Merger Agreement, the Asset Exchange Agreement or the Asset Purchase Agreement).

(f) Notwithstanding the foregoing, neither Cheetah, New Cheetah nor Cheetah Holdco shall be required to commit to or effect any action contemplated by this Section 5.5 that is not conditioned upon the consummation of the Contribution and the other transactions contemplated by this Agreement and the Transaction Agreements. Cheetah, New Cheetah, Cheetah Holdco and A/N acknowledge and agree that nothing in this Section 5.5 shall restrict any party’s practice of making efforts, taking positions and requesting approvals or consents for a variety of matters from a variety of regulators (which efforts, positions or requested approvals or consents may be inconsistent with or contrast with those made, taken or requested by any other party).

Section 5.6    Tax Matters.

(a)Cheetah Holdco shall be responsible for and pay two-thirds of all Transfer Taxes and one-half of any Sales Taxes, and A/N shall be responsible for and pay one-third of all Transfer Taxes and one-half of any Sales Taxes. Any Tax Returns that must be filed in connection with Transfer Taxes or Sales Taxes shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other party (or, in the case of Bengal, to A/N) at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. Cheetah and A/N shall cooperate in the timely completion and filing of all such Tax Returns.

(b)A/N and Cheetah Holdco shall provide each other with such assistance as reasonably may be requested by either of them in connection with (i) the preparation of any Tax Return, or (ii) any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance, provided, however, that, for purposes of receiving reimbursement, no independent contractors, such as accountants or attorneys, shall be consulted without the written consent of the party requesting assistance, which consent shall not be unreasonably withheld.

(c)Cheetah Holdco shall indemnify and hold harmless A/N from and against any Transfer Taxes and any Sales Taxes for which Cheetah Holdco is responsible pursuant to Section 5.6(a).

Section 5.7    Employees.

(a)Transfer of Employment. As of no later than immediately prior to the Closing, A/N, Bengal and their respective Affiliates shall take such actions as are reasonably necessary to ensure that the Employees who provide services primarily with respect to the Bengal Business (each, a “Bengal Business Employee”) are employed by Bengal or one of its Subsidiaries, including any such employee who, on the Closing Date, is on leave of any kind. Section 5.7(a) of the A/N Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each Bengal Business Employee and each such Bengal Business Employee’s title, location of employment, date of hire, base salary or hourly wage rate, incentives and/or commissions paid in respect of 2014 and accrued vacation or other paid time off, which list is subject to up-

date for new hires (to the extent permitted by the terms of this Agreement) from time to time from the date hereof to the Closing Date. The Bengal Business Employees who continue employment with Cheetah, Bengal or any of their respective Affiliates from and following the Closing Date are hereinafter referred to as the “Continuing Employees.” With respect to any Continuing Employees who hold work visas, A/N and Cheetah shall cooperate to provide for the transfer of the sponsorship of such visas to Cheetah effective as of the Closing Date.

(b)Terms of Compensation and Benefits Following the Closing. Following the Closing,

(i)until the first anniversary thereof, Cheetah shall provide, or shall cause to be provided to each Continuing Employee (1) base salary or base wage and annual bonus opportunities, which are no less favorable in the aggregate than those provided immediately prior to the Closing to each such Continuing Employee, (2) commission opportunities that are no less favorable than either those provided immediately prior to the Closing to each such Continuing Employee or those provided to similarly situated employees of Cheetah and its Affiliates and (3) employee benefits (other than severance) that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the Closing; provided that, for purposes of determining whether such pay, opportunities and benefits are no less favorable in the aggregate, Cash Long-Term Awards, equity compensation, defined benefit pension plan benefits, retention, sale, stay, or change in control payments or awards or any similar compensation or benefit shall not be taken into account; provided further, that, for purposes of the Advance/Newhouse Partnership Health Benefits Plan, Advance/Newhouse Partnership Life Insurance Plan and Advance/Newhouse Partnership Disability Plan (each of which will be transferred to Bengal or its Subsidiaries on or prior to, and assumed by Cheetah or its Affiliates (including Bengal or its Subsidiaries) as of, the Closing), the Continuing Employees shall be permitted to continue in such Bengal Benefit Plans until the end of the applicable plan year during which the Closing occurs;

(ii)the service of each Continuing Employee with Bengal or any of its Subsidiaries (or any predecessor employer) prior to the Closing shall be treated as service with Cheetah and its Subsidiaries for purposes of eligibility to participate and vesting under each employee benefit plan, agreement, program, policy and arrangement of Cheetah or its Affiliates (the “Cheetah Plans”) (including vacation, paid time-off and severance plans) in which such Continuing Employee is eligible to participate and participates in after the Closing; provided that such recognition of service shall not (A) apply for purposes of any defined benefit retirement plan or plan that provides retiree Welfare Benefits, (B) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service or (C) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Cheetah and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation; and

(iii)for purposes of each Cheetah Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate and participates in after the Closing, to the extent commercially reasonable and permitted by applicable Law, Cheetah shall cause Bengal and its Subsidiaries to (A) waive any pre-existing condition, exclusion, or waiting period to the extent such condition, exclusion, or waiting period was satisfied or waived under the comparable Bengal Benefit Plan as of the Closing and (B) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing under the comparable Bengal Benefit Plan for the plan year in which the Closing occurs.

(c)Health and Welfare Plans. For periods prior to the Closing, A/N and its Affiliates shall comply with the health care continuation coverage requirements of Section 4980B of the Code or Part 6 of Title I of ERISA (“COBRA Coverage”) and the portability requirements under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), in each case, with respect to the Bengal Business Employees and individuals who would have been Bengal Business Employees if employed on the Closing Date. Prior to the Closing, A/N and its Affiliates shall cause Bengal and its Subsidiaries to assume sponsorship of all Bengal Welfare Plans and any related vendor agreements or related, specifically identified or segregated assets, including those held in trusts and whether or not commingled with specified or segregated assets intended to fund other employee benefit obligations, as well as insurance policies and other funding vehicles. From and after the Closing, Cheetah and its Affiliates shall assume all Liabilities in respect of the Bengal Welfare Plans (including in respect of retiree medical obligations as set forth in Section 3.14(d) of the A/N Disclosure Schedule and COBRA Coverage); provided, however, in the event that Cheetah and its Affiliates incur any Liabilities as a result of A/N and its Affiliates’ breach of their obligations hereunder, A/N and its Affiliates shall retain and reimburse Cheetah and its Affiliates for any such Liabilities.

(d)401(k) Plans. From and following the Closing, A/N and its Affiliates (excluding Bengal and its Subsidiaries) shall retain all Liabilities, along with all assets under, the Advance 401(k) Plan (the “Advance 401(k) Plan”). If, following the Closing, Cheetah maintains a tax-qualified 401(k) retirement plan for its employees (the “Cheetah 401(k) Plan”), Cheetah and A/N shall take all actions necessary either (i) to permit, beginning as soon as practicable following the Closing, each Continuing Employee to effect a rollover contribution of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, and including loans) of such Continuing Employee’s account balance (which shall become fully vested as of immediately prior to the Closing) from the Advance 401(k) Plan to the Cheetah 401(k) Plan, in the form of cash, in an amount equal to the full account balance (including loans) distributed to such employee from the Advance 401(k) Plan or (ii) at Cheetah’s option, to effect a direct transfer from a trust established under the Advance 401(k) Plan to a trust established under the Cheetah 401(k) Plan of each Continuing Employee’s account balance under the Advance 401(k) Plan to the Cheetah 401(k) Plan, provided that all transferred assets shall be in the form of cash;

(e)Flexible Spending Accounts.

(i)Immediately prior to the Closing Date, either Cheetah or its Affiliates shall at Cheetah’s election either (A) have in effect one or more plans or arrangements providing for health care flexible spending and dependent care spending accounts (each, a “Cheetah Flex Plan”) in which each Continuing Employee who participates in the Advance/Newhouse Partnership Flexible Spending Account Plan (the “A/N Flex Plan”) is eligible to participate as of the Closing Date or (B) allow each such Continuing Employee to remain a participant in the A/N Flex Plan (which shall transfer to Bengal or its Subsidiaries on or prior to, and be assumed by Cheetah or its Affiliates (including Bengal or its Subsidiaries) as of, the Closing). To the extent permitted by applicable Law and to the extent applicable, A/N and Cheetah shall take all actions neces-

sary or appropriate so that, effective as of the Closing Date, (A) the account balance (positive or negative) in the applicable accounts of each Continuing Employee under the A/N Flex Plan shall be transferred to the applicable Cheetah Flex Plans; (B) the elections, contribution levels and coverage levels of such Continuing Employee shall apply under the applicable Cheetah Flex Plans, in the same manner as under the A/N Flex Plan; and (C) from and after the Closing Date, each Continuing Employee shall be reimbursed from the applicable Cheetah Flex Plans in a comparable manner based on similar terms as the A/N Flex Plan for claims incurred at any time during the plan year in which the Closing Date occurs.

(ii)As soon as reasonably practicable after the Closing Date (and in no event more than 120 days thereafter), A/N shall determine the positive or negative Aggregate Flex Plan Balance (as defined below) and notify Cheetah of the amount of such Aggregate Flex Plan Balance in writing. The term “Aggregate Flex Plan Balance” shall mean, as of the Closing Date, the aggregate amount of contributions that have been made to the accounts of the Continuing Employees under the A/N Flex Plan for the plan year in which Closing Date occurs, minus the aggregate amount of reimbursements that have been made from the accounts of the Continuing Employees under the A/N Flex Plan for the plan year in which the Closing Date occurs. If the applicable Aggregate Flex Plan Balance is a negative amount, Cheetah shall pay the absolute value of such amount to A/N as soon as reasonably practicable following Cheetah’s receipt of the written notice thereof. If the applicable Aggregate Flex Plan Balance is a positive amount, A/N shall pay such positive amount to Cheetah as soon as reasonably practicable following A/N’s receipt of the written notice thereof.

(f)Cash-Based Incentive Compensation.

(i)Short-Term Cash Incentive Compensation. Between the date hereof and the Closing, A/N and its Affiliates shall continue to pay all annual bonuses and other short-term cash incentive compensation that become due to the Bengal Business Employees or individuals who would have been Bengal Business Employees if employed on the Closing Date in the Ordinary Course (and, for the avoidance of doubt, shall not delay the payment of any amount otherwise payable in accordance with its terms or in the Ordinary Course prior to the Closing until after the Closing). From and following the Closing, Cheetah and its Affiliates shall assume all Liabilities in respect of annual bonuses and other short-term cash incentive compensation that become due to the Bengal Business Employees from and following the Closing. Cheetah shall (and shall cause its Affiliates to) pay, to any Continuing Employee whose employment is involuntarily terminated by Cheetah (or any of its Affiliates) on or after the Closing Date other than for cause or due to death or disability, who was prior to termination eligible for an annual bonus in respect of the year of termination, and who executes a release of claims in a form provided by Cheetah, an annual bonus in respect of the year in which the Closing Date occurs, in an amount determined based on the bonus actually paid to such person for the year preceding the year in which the Closing occurred, prorated based on the ratio of (x) the number of days elapsed from and including the commencement of the bonus year through and including the Continuing Employee’s termination date divided by (y) the total number of days in the bonus year, and payable within fifty (50) days following employment termination; provided, however, any payment to a Continuing Employee contemplated by this sentence shall be reduced by the value of any payments in respect of the applicable Continuing Employee’s annual bonus for the portion of the year of termination preceding the date of termination that are made to the applicable Continuing Employee under any other arrangement to the extent such payment would result in a duplicative bonus for the same period of service.

(ii)Long-Term Cash Incentive Compensation. Effective as of immediately prior to the Closing, each award granted under the Cash-Based Plans (a “Cash Long-Term Award”) that is outstanding as of the date hereof and is held by a Bengal Business Employee or individual who would have been a Bengal Business Employee if employed on the Closing Date shall vest in full and be paid by A/N or its Affiliates (excluding Bengal and its Subsidiaries) on or following the Closing Date in accordance with applicable Law and the applicable award terms. A/N and its Affiliates (excluding Bengal and its Subsidiaries) shall retain and be responsible for all Liabilities related to any Cash Long-Term Awards outstanding on the date hereof, which shall be considered Excluded Liabilities.

(g)Severance. Prior to the Closing, A/N and its Affiliates shall take all actions as are necessary to ensure that the transactions contemplated by this Agreement do not trigger entitlement to any severance compensation or benefits (“Severance Compensation”) to any Bengal Business Employee or Continuing Employee. Between the date hereof and the Closing, A/N and its Affiliates shall continue to pay all Severance Compensation that becomes payable to any individuals who would have been Bengal Business Employees if employed as of the Closing in the Ordinary Course (and, for the avoidance of doubt, shall not delay the payment of any such amounts otherwise payable prior to the Closing until after the Closing). Cheetah and its Affiliates shall be responsible for all Liabilities related to any Severance Compensation that becomes payable to any Bengal Business Employee, Continuing Employee or individual who would have been a Bengal Business Employee if employed as of the Closing, whether arising prior to, on or after the Closing Date; provided, however, in the event that Cheetah and its Affiliates incur any Liabilities as a result of A/N and its Affiliates’ breach of their obligations hereunder, A/N and its Affiliates shall retain and reimburse Cheetah and its Affiliates for any such Liabilities.

(h)WARN Act. A/N shall periodically notify Cheetah of the number and work location of employees of the Bengal Business or Bengal or any of its Subsidiaries laid-off during the 90-day period prior to the Closing, and shall provide to Cheetah a final list as of immediately prior to the Closing. Subject to A/N’s compliance with the immediately preceding sentence, Cheetah shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Continuing Employees and governmental authorities required by the WARN Act.

(i)Paid Time Off. Following the Closing, Cheetah shall assume and honor, in accordance with the terms of the applicable Benefit Plan, the unused vacation or paid-time off earned and accrued by each Continuing Employee.

(j)Employee Communications. To the extent reasonably practicable, prior to making any broadly-distributed written or oral communications to the directors, officers or employees of Bengal or any of its Subsidiaries pertaining to material post-Closing compensation or benefit matters that are affected by the Contribution, A/N shall cause Bengal to consult with Cheetah regarding the content of the intended communication, and shall consider any feedback in good faith (provided that any subsequent communications substantively consistent with those previously consulted upon will not require any further consultation). Cheetah shall have a reasonable period of time to review and comment on the communication, which comments A/N and Bengal shall consider in good faith.

(k)No Third-Party Beneficiaries. Notwithstanding any provision of this Section 5.7, Cheetah shall either cause the Continuing Employees to continue to participate in the existing Bengal Benefit Plans that continue to be maintained by Bengal from and after the Closing or, in its sole discretion, cause the Continuing Employees to participate in the Cheetah Plans. Furthermore, nothing contained in this Section 5.7 shall require or imply that the employment of the Bengal Business Employees or the Continuing Employees will continue for any particular period of time following the Closing. This Section 5.7 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Cheetah or any Affiliate of Cheetah (including Bengal and its Subsidiaries).

Section 5.8    Real Estate Matters. A/N shall reasonably cooperate with Cheetah and shall cause Bengal and its Subsidiaries to provide to Cheetah current commitments to issue title insurance policies on the 2006 ALTA owner’s form so that Cheetah may receive, at Cheetah’s expense and to the extent available in the respective jurisdiction, an ALTA owner’s policy or policies of title insurance from a nationally recognized title insurance company reasonably acceptable to Cheetah (the “Title Company”) insuring title to such of the Bengal Owned Real Property that Cheetah shall designate in writing, subject only to Permitted Encumbrances. A/N shall reasonably cooperate with Cheetah so that Cheetah may receive, at Cheetah’s expense, a current ALTA/ASCM survey of each such parcel of Bengal Owned Real Property and, where Bengal is the sole tenant of the Bengal Leased Real Property, such Bengal Leased Real Property. Each such survey shall be certified to (i) Cheetah, (ii) Bengal or applicable Subsidiary, and (iii) the Title Company.

Section 5.9    Notification. Between the date of this Agreement and the Closing Date, A/N shall give prompt notice to Cheetah, and Cheetah shall give prompt notice to A/N, (a) of any notice or other communication received by such party from any Government Entity in connection with the Contribution or from any Person alleging that the consent of such Person is or may be required in connection with the Contribution, if the subject matter of such communication or the failure of such party to obtain such consent could be material to A/N, Bengal or any Cheetah Party, (b) of any actions, suits, claims, investigations or proceedings commenced relating to the Contribution, and (c) if such party becomes aware of any fact, circumstance or event that would reasonably be expected to cause any of the conditions set forth in Section 6.1, 6.2 or 6.3 not to be satisfied. Notwithstanding the foregoing, it is understood and agreed that neither the delivery or non-delivery of any notice pursuant to this Section 5.9 nor any disclosures provided thereby shall affect any of the rights, remedies or obligations of the parties hereunder.

Section 5.10    Transition Matters. Prior to the Closing, A/N shall use reasonable best efforts to secure, and minimize the scope of, the transitional services that will be required from TWCE and its Affiliates in connection with the operation of the Bengal Business following the Closing, and shall cooperate with the Cheetah Parties in the negotiation and development of the agreements governing such transitional services (and shall not enter into any such agreement without Cheetah’s consent). A/N, on the one hand, and Cheetah, on the other hand, shall co-

operate with respect to (a) the development of a migration plan in connection with the separation of the Bengal Business from TWCE as promptly as practicable after the date hereof, and in any event within ninety (90) days of the date hereof, and (b) the determination of how to address Bengal and its Subsidiaries ceasing to be a beneficiary under each TWCE Agreement. A/N shall as promptly as practicable inform Cheetah of the content of any significant oral communications with, and as promptly as practicable provide to Cheetah copies of any written communications with, TWCE or any of its Representatives relating to the matters contemplated by this Section 5.10. A/N shall give Cheetah notice of and use its reasonable best efforts to enable Cheetah to participate in any meeting with TWCE or any of its Representatives in respect of any such matter, and shall give Cheetah a description of the purpose of and, to the extent known, agenda for such meeting.

Section 5.11    Proxy Filing; Adverse Recommendation Change; Information Supplied.

(a)Cheetah shall take all action necessary to cause a meeting of its stockholders (the “Cheetah Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the date hereof for the purpose of obtaining the Cheetah Stockholder Approvals. Cheetah shall (i) include in the Proxy Statement the recommendation of the Board of Directors of Cheetah in favor of the Cheetah Stockholder Approvals and (ii) use its reasonable best efforts to obtain the Cheetah Stockholder Approvals, unless in each case there has been an Adverse Recommendation Change. Nothing in this Agreement shall restrict the Board of Directors of Cheetah or any committee thereof from withdrawing, modifying or qualifying the recommendation described in clause (i) of the preceding sentence (an “Adverse Recommendation Change”) if the Board of Directors of Cheetah or such committee determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that no Adverse Recommendation Change may be made until after at least three (3) Business Days following A/N’s receipt of notice from Cheetah advising that the Board of Directors of Cheetah or such committee intends to make an Adverse Recommendation Change and the basis therefor. Notwithstanding any Adverse Recommendation Change, unless this Agreement has been validly terminated in accordance with Article VIII, Cheetah shall remain obligated to hold the Cheetah Stockholder Meeting in accordance herewith for the purpose of obtaining the Cheetah Stockholder Approvals, and nothing contained herein shall relieve Cheetah of such obligation.

(b)In connection with the Cheetah Stockholder Meeting, Cheetah shall, as promptly as practicable after the date hereof (on a timetable to be mutually agreed in light of accounting, regulatory and transactional considerations), prepare and file a proxy statement in preliminary form relating to the Cheetah Stockholder Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) with the SEC. Cheetah will provide A/N and its counsel a reasonable opportunity to review and comment on the Proxy Statement, and shall consider any comments of A/N thereon. Cheetah shall use its reasonable best efforts to (i) ensure that the Proxy Statement complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act, (ii) promptly notify A/N of, cooperate with A/N with respect to, and respond promptly to any comments of the SEC or its staff, (iii) have the Proxy Statement become definitive as promptly as practicable after such filing, and (iv) cause the Proxy Statement to be mailed to Cheetah’s stockholders as promptly as practicable after such time of becoming definitive.

(c)A/N shall furnish all information concerning itself, its Subsidiaries and its Affiliates to Cheetah and provide such other assistance as may be reasonably requested by Cheetah in connection with the preparation, filing and distribution of the Proxy Statement.

(d)Cheetah shall promptly provide A/N and its counsel with any comments, whether written or oral, that Cheetah or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments. Cheetah will provide A/N and its counsel a reasonable opportunity to review and comment on any responses to any comments of the SEC or its staff and any amendment or supplement to the Proxy Statement, and shall consider any comments of A/N thereon.

(e)Each of Cheetah and A/N agrees promptly (i) to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false and misleading in any material respect and (ii) to supplement any such information to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)A/N acknowledges that Cheetah is subject to the reporting requirements of Section 13(a) of the Exchange Act and in light of Cheetah’s reporting requirements, A/N shall furnish all information concerning itself, its Subsidiaries and its Affiliates to Cheetah and shall provide such other assistance as may be reasonably requested in connection with any filings or other disclosures required by the SEC to be made by Cheetah in connection with the transactions contemplated by this Agreement, including the New Cheetah Registration Statement and any amendments or supplements thereto, on a timely basis. Cheetah shall promptly provide A/N and its counsel with any comments, whether written or oral, that Cheetah or its counsel may receive from time to time from the SEC or its staff with respect to the New Cheetah Registration Statement, to the extent related to A/N or the transactions contemplated hereby or by the Transaction Agreements, promptly after receipt of those comments. Cheetah will provide A/N and its counsel a reasonable opportunity to review and comment on any responses to such comments of the SEC or its staff and any amendment or supplement to the New Cheetah Registration Statement, and shall consider in good faith any comments of A/N or its Representatives thereon. A/N agrees promptly (i) to correct any information provided by it pursuant to this Section 5.11(f) if and to the extent that such information shall have become false and misleading in any material respect and (ii) to supplement any such information to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Cheetah shall use its reasonable best efforts to cause the New Cheetah Registration Statement, as amended to reflect the transactions contemplated hereby and by the Transaction Agreements, declared effective by the staff of the SEC as promptly as practicable.

Section 5.12    Financing Cooperation.

(a)Prior to the Closing, A/N agrees to, and to cause its Affiliates to, use reasonable best efforts to provide, and shall use reasonable best efforts to cause their respective Representatives to provide, Cheetah, New Cheetah and Cheetah Holdco, such cooperation reasonably requested (so long as such cooperation does not unreasonably interfere with the ongoing operations of A/N, its Subsidiaries or the Bengal Business, and subject in all cases to the limitations on access and information in Section 5.1) in writing by Cheetah that is necessary or advisable in connection with the arrangement of any debt financing, including:

(i)participating during normal business hours at times to be mutually agreed in a reasonable number of customary meetings, presentations, road shows, due diligence sessions and sessions with rating agencies that are customary for debt financings of the type sought to be arranged;

(ii)assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents;

(iii)as promptly as reasonably practical, furnishing Cheetah, New Cheetah and/or Cheetah Holdco and their financing sources with historical financial and other information relating solely to Bengal and its Subsidiaries as may be reasonably requested by Cheetah (including in connection with Cheetah’s, New Cheetah’s and/or Cheetah Holdco’s preparation of pro forma financial statements), including historical financial statements and other pertinent information relating solely to Bengal and its Subsidiaries (x) of the type and form required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of debt securities, (y) of the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act or (z) as otherwise reasonably required or otherwise reasonably necessary to assist Cheetah, New Cheetah and/or Cheetah Holdco in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with any public offering or private placement of debt securities; provided, that A/N and its Subsidiaries shall not be required to prepare or provide: (A) any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (it being understood and agreed that A/N and its Affiliates shall be required to assist Cheetah, New Cheetah and Cheetah Holdco with preparing pro forma financial information and pro forma financial statements regarding Bengal and its Subsidiaries as part of Cheetah’s, New Cheetah’s or Cheetah Holdco’s preparation of pro forma financial information and pro forma financial statements for Cheetah, New Cheetah or Cheetah Holdco and its Subsidiaries on a consolidated basis, in each case, that is customary for the type of financing being sought) or (B) projections, risk factors or other forward looking information (it being understood and agreed that A/N and its Affiliates shall be required to assist Cheetah, New Cheetah and Cheetah Holdco with Cheetah’s preparation for presentation of projections, risk factors and other forward looking information for Bengal and its Subsidiaries as part of the consolidated business of Cheetah, New Cheetah or Cheetah Holdco and its Subsidiaries, and not on a stand-alone basis, in each case, that is customary for the type of financing being sought);

(iv)using reasonable best efforts to cause its independent accountants to cooperate with the financing consistent with their customary practice and obtain customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in connection with the financing; and

(v)executing and delivering any customary certificates and similar documents, to the extent reasonably requested by Cheetah, New Cheetah or Cheetah Holdco, provided that the effectiveness of any such certificate or similar document shall be subject to the occurrence of and no earlier than the Closing.

Notwithstanding the foregoing, nothing herein shall require A/N or its Subsidiaries to provide any cooperation in connection with the arrangement of any debt financing to the extent it (A) would require any of them to (i) pay any fees to financing sources (including any commitment or other similar fee) or reimburse any expenses of financing sources (in each case, that would not be reimbursed by Cheetah) or incur or become subject to any indemnity to financing sources, (ii) enter into or execute any definitive agreement, guarantee, indenture, pledge of assets, security document or other similar instrument, (iii) take any resolution, approval or similar corporate action or (iv) issue any offering documents, private placement memoranda, bank information memoranda, prospectuses, marketing materials or similar documents or (B) would cause New Cheetah’s consolidated Leverage Ratio (as defined in the Stockholders Agreement) at Closing (as reasonably estimated by Cheetah management on a pro forma basis giving effect to the Contribution and the transactions contemplated by the Comcast/Cheetah Agreement) to exceed 5.0x.
(b)Promptly upon request by A/N, Cheetah shall reimburse A/N and its Subsidiaries for out-of-pocket costs and expenses incurred by A/N or its Subsidiaries (including those of its or their Representatives) in connection with any cooperation provided pursuant to Section 5.12(a), other than any such costs and expenses incurred to produce the financial information identified in Section 5.1(f). Cheetah shall indemnify and hold harmless A/N, its Subsidiaries and its and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with any cooperation provided pursuant to this Section 5.12, the arrangement of any debt financing by Cheetah or its controlled Affiliates and any information used in connection therewith, in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, any such Person.

Section 5.13    Cooperation as to Pending Litigation.

(a)With respect to the defense or prosecution of any litigation or legal proceeding with respect to the Bengal Business that relates to the period prior to the Closing, A/N and the Cheetah Parties shall cooperate and assist each other following the Closing by making available to the other during normal business hours and upon reasonably prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Bengal Business held by it and reasonably necessary to permit the defense or investigation of any such litigation or legal proceeding (other than litigation or legal proceedings between any Cheetah Party or Bengal, on the one hand, and A/N, on the other hand, to which the applicable rules of discovery shall apply), and shall preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules; provided that in no event shall any Cheetah Party or Bengal, on the one hand, or A/N, on the other hand, have access to any information that (x) based on advice of counsel to any Cheetah Party or Bengal, on the one hand, or A/N, on the other hand, would violate applicable Laws, including U.S. Antitrust Laws, or would destroy any legal privilege, or (y) in the reasonable judgement of any Cheetah Party or Bengal, on the one hand, or A/N, on the other hand, would (A) result in the disclosure of any trade secrets or other proprietary or confidential information of third parties or (B) violate any obligation with respect to confidentiality; provided, that such Cheetah Party or Bengal on the one hand or A/N on the other hand shall have used commercially reasonable efforts to make alternative arrangements to permit access to and the disclosure of such information; provided, that A/N shall only be entitled to the foregoing cooperation and assistance in connection with Third Party Claims the defense of which A/N has assumed in accordance with

Article VII. If any of the information or material furnished pursuant to this Section 5.13(a) includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided under this Section 5.13(a) that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.

(b)Any litigation, arbitration or claim that is threatened in writing or brought against A/N or any of its Affiliates or against Bengal or any of its Affiliates that relates to this Agreement, the transactions contemplated hereby or to the extent reasonably practicable the TWEAN Agreement (“Deal Litigation”) shall be brought to the attention of the other party and neither party shall take any action in any Deal Litigation without consulting the other party and reflecting reasonably the comments of the other party. All Deal Litigation shall be prosecuted and/or defended diligently unless otherwise agreed by A/N and Cheetah, and no settlement or offer of compromise shall be made without the consent of A/N and Cheetah (such consent not to be unreasonably withheld, conditioned or delayed). The parties shall use reasonable best efforts to make personnel available on an expedited basis for depositions and other forms of oral and written testimony unless otherwise agreed by A/N and Cheetah.

Section 5.14    Bengal Restructuring.

(a)At or prior to the Closing, A/N shall cause Bengal and its Subsidiaries to transfer, convey, assign and deliver to A/N, and A/N shall acquire from Bengal and its Subsidiaries, all of Bengal’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets.

(b)At or prior to the Closing, A/N shall assume and be liable for, and from and after the Closing shall pay, perform and discharge when due, and shall (to the extent permitted by Law) cause Bengal and its Subsidiaries to be released from and Bengal and its Subsidiaries shall have no obligations with respect to, the Excluded Liabilities. Without limiting the generality of the foregoing, at or prior to the Closing, A/N shall cause Bengal and its Subsidiaries to be released from (i) all guarantees or other obligations in respect of obligations of A/N, the A/N Beneficial Owners and their respective Affiliates (other than Bengal and its Subsidiaries) and (ii) all Indebtedness other than trade working capital incurred in the Ordinary Course.

Section 5.15    Intercompany Accounts. On or prior to the Closing, A/N and Bengal shall settle, or cause to be settled, all intercompany receivables, payables and other balances, in each case that arise prior to the Closing between A/N or any of its Affiliates (other than Bengal and its Subsidiaries), on the one hand, and Bengal and its Subsidiaries, on the other hand, other than trade accounts receivable and trade accounts payable owed by or to non-cable businesses of A/N of which the Bengal Systems are customers in the Ordinary Course of such business’s provision of products or services to persons unaffiliated with A/N.

Section 5.16    Insurance. Cheetah acknowledges and agrees that, from and after the Closing, all insurance coverage for Bengal and its Subsidiaries provided under any insurance policy of A/N or any of its Affiliates or otherwise in relation to the Bengal Business pursuant to any insurance policy, risk funding program or arrangement maintained by A/N or any of its Affiliates (whether such any such policy, program or arrangement is maintained in whole or in part with a third party insurer or with A/N or any of its Affiliates, including the captive insurance policies for workers compensation, general liability and automobile liability insurance claims related to the Bengal Business residing in Pacman Insurance, Inc., a Vermont corporation that is a Subsidiary of Advance Publications, Inc., and any “occurrence”-based insurance policy with respect to any occurrences prior to Closing), in each case other than any insurance policies maintained by Bengal or its Subsidiaries, shall cease to be maintained for the benefit of Bengal or its Subsidiaries, and no further coverage shall be available to Bengal or its Subsidiaries under any such policy, program or arrangement; provided, however, that, after the Closing, (a) A/N shall, and shall cause its Affiliates to, (i) use commercially reasonable efforts to pursue and collect claims under any such policy, program or arrangement arising as the result of an “occurrence” prior to Closing and (ii) coordinate the payment of any amounts actually payable thereunder to the appropriate recipient and (b) Cheetah shall cooperate with any investigation of claims conducted in connection with any claim contemplated by the foregoing clause (a)(i).

ARTICLE VI.
CONDITIONS TO CLOSING

Section 6.1    Conditions to the Obligations of the Cheetah Parties and A/N. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by both parties) prior to the Closing of the following conditions:

(a)HSR. The waiting periods applicable to the completion of the Contribution under the HSR Act shall have expired or been terminated (solely with respect to the obligations of the Cheetah Parties, without the imposition of any Burdensome Condition);

(b)LFA Approvals. The aggregate number of Video Customers served by the Bengal Systems (i) pursuant to the “grandfathering” provisions of the Communications Act and (ii) pursuant to each Franchise for which (A) no consent is required from any Government Entity issuing such Franchise for the completion of the Contribution or (B) any such consent is required and has been received (or deemed received under Section 617 of the Communications Act) (solely with respect to the obligations of the Cheetah Parties, without the imposition of any Burdensome Condition), shall be no less than 80% of the Video Customers then served by the Bengal Systems; and if less than 100% of such number of Video Customers, all applicable waiting periods (including extensions) shall have expired with respect to the FCC Forms 394 filed in connection with requests for the LFA Approvals that have not been obtained;

(c)FCC. The FCC shall have consented to the transfer to Cheetah of all FCC Licenses included among the Bengal Governmental Authorizations (solely with respect to the obligations of the Cheetah Parties, without the imposition of any Burdensome Condition);

(d)State Communication Authorizations. The Required State Communications Authorizations shall have been obtained (solely with respect to the obligations of the Cheetah Parties, without the imposition of any Burdensome Condition), all of which shall remain in full force and effect (collectively with the conditions in Sections 6.1(a), 6.1(b), and 6.1(c), the “Regulatory Conditions”);

(e)No Prohibition. No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute,

rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which makes unlawful, prohibits, delays, enjoins or otherwise prevents or restrains the completion of the transactions contemplated hereby and no Action seeking any of the foregoing shall be pending;

(f)Right of First Offer. The thirty (30) Business Day period set forth in Section 8.3(c) of the TWEAN Agreement shall have elapsed without TWCE accepting the offer set forth in the Offer Notice in accordance with the TWEAN Agreement (or, if TWCE has made a Counter-Offer during such time period in accordance with the TWEAN Agreement, the consideration to be delivered pursuant to this Agreement equals or exceeds the Required Minimum Price with respect to such Counter-Offer or Cheetah has delivered a Matching Offer to A/N);

(g)Comcast Agreement. The transactions contemplated by the Comcast Agreement (or any Long-Form Agreement (as defined therein) entered pursuant thereto), the Separation Agreement, the Spinco Merger Agreement, the Asset Exchange Agreement and the Asset Purchase Agreement shall have been consummated, in each case in all material respects in accordance with the terms of such agreement as disclosed in the definitive proxy statement on Schedule 14A of Cheetah dated February 17, 2015 and filed with the SEC on such date;

(h)Cheetah Stockholder Approvals. The Cheetah Stockholder Approvals shall have been obtained in accordance with Delaware Law; and

(i)Stockholders Agreement. The Stockholders Agreement shall be valid, binding and enforceable and in full force and effect.

Section 6.2    Conditions to the Obligations of the Cheetah Parties. The obligations of the Cheetah Parties to effect the Closing is subject to the satisfaction (or waiver by Cheetah) prior to the Closing of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of A/N contained in this Agreement (other than (x) the Bengal Fundamental Representations and (y) clause (b) of Section 3.7) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date (except for any such representation and warranty that is expressly made as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date) in each case without giving effect to any “Bengal Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein other than any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Bengal Material Adverse Effect. Each Bengal Fundamental Representation shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of and as though made on the Closing Date. The representation and warranty of A/N set forth in clause (b) of Section 3.7 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date;

(b)Covenants. Each of the covenants and agreements of A/N to be performed at or prior to the Closing shall have been performed in all material respects;

(c)Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Bengal Material Adverse Effect;

(d)Restructuring. The Restructuring shall have been completed in accordance with Section 5.14; and

(e)Certificate. Cheetah shall have received a certificate, signed by an authorized officer of A/N, dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d) have been satisfied;

(f)Other Deliveries. A/N shall have delivered or caused to be delivered to Cheetah each of the deliverables specified in Section 2.5(a).

Section 6.3    Conditions to the Obligations of A/N. The obligations of A/N to effect the Closing are subject to the satisfaction (or waiver by A/N) prior to the Closing of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of Cheetah contained in this Agreement (other than (x) the Cheetah Fundamental Representations and (y) clause (b) of Section 4.8) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date (except for any such representation and warranty that is expressly made as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date) in each case without giving effect to any “Cheetah Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein other than any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cheetah Material Adverse Effect. Each Cheetah Fundamental Representation shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of and as though made on the Closing Date. The representation and warranty of Cheetah set forth in clause (b) of Section 4.8 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date;

(b)Covenants. Each of the covenants and agreements of Cheetah to be performed at or prior to the Closing shall have been performed in all material respects;

(c)Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Cheetah Material Adverse Effect;

(d)Certificate. A/N shall have received a certificate, signed on behalf of Cheetah by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied; and

(e)Other Deliveries. Cheetah shall have delivered or caused to be delivered to A/N each of the deliverables specified in Section 2.5(b).

ARTICLE VII.
INDEMNIFICATION

Section 7.1    Survival. (a) The representations and warranties in Sections 3.6, 3.7, 3.8(a), 3.9, 3.11, 3.13(b), 3.14(a), 3.14(b), 3.14(d), 3.14(e), 3.14(f), 3.14(g), 3.19, 3.22(a), 3.22(b),

3.22(c), 3.25, 3.27, 4.7(b), 4.8, 4.9, 4.10 and 4.12 shall survive the Closing until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 7.2 or Section 7.3 thereafter); (b) the Bengal Fundamental Representations, the Cheetah Fundamental Representations and the representations and warranties in Sections 3.8(b), 3.14(c) and 3.18 shall survive for the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days (and no claims shall be made for indemnification under Section 7.2 or Section 7.3 thereafter); (c) the representations and warranties in Section 3.17 shall survive the Closing until the date that is four (4) years after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 7.2 thereafter); and (d) all other representations and warranties contained in this Agreement shall not survive the Closing. All covenants and agreements of the parties contained herein that contemplate performance at or prior to the Closing shall survive the Closing until the date that is eighteen (18) months from the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 7.2 or Section 7.3 thereafter). Each covenant and agreement that contemplates performance following the Closing shall survive the Closing until the earlier to occur of the date such covenant or agreement is fully performed or until the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days (and no claims shall be made for indemnification under Section 7.2 or Section 7.3 thereafter). Notwithstanding the foregoing, any claims for indemnification asserted in good faith with reasonable specificity and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period and in accordance with Section 7.5 shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved.

Section 7.2    Indemnification by A/N. Subject to the other terms and conditions of this Article VII, A/N shall indemnify and defend each of New Cheetah, Cheetah, Cheetah Holdco and their respective Subsidiaries (collectively, the “Cheetah Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Cheetah Indemnitees based upon, arising out of, or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties (other than those that do not survive the Closing) of A/N contained in Article III of this Agreement or in any certificate or instrument delivered by or on behalf of A/N pursuant to Section 6.2(a) of this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)any breach of any covenant or agreement to be performed by A/N pursuant to this Agreement;

(c)any Excluded Assets; or

(d)any Excluded Liabilities

Section 7.3    Indemnification by Cheetah. Subject to the other terms and conditions of this Article VII, Cheetah Holdco shall indemnify and defend A/N and its Affiliates (collectively, the “A/N Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the A/N Indemnitees based upon, arising out of, or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties (other than those that do not survive the Closing) of Cheetah contained in Article IV of this Agreement or in any certificate or instrument delivered by or on behalf of Cheetah pursuant to Section 6.3(a) of this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)any breach of any covenant or agreement to be performed by Cheetah pursuant to this Agreement.

Section 7.4    Certain Limitations.

(a)A/N shall not be liable to the Cheetah Indemnitees for indemnification under Section 7.2(a) until the aggregate amount of all indemnifiable Losses under Section 7.2(a) exceeds $50 million (the “Deductible”), in which event A/N shall be required to pay and be liable for all such Losses solely to the extent they exceed the Deductible. The aggregate amount of all Losses for which A/N shall be liable pursuant to Section 7.2(a) shall neither (x) in the case of Losses based upon, arising out of, or by reason of any inaccuracy in or breach of the representations and warranties set forth in Sections 3.7, 3.8(a), 3.9, 3.11, 3.14(a), 3.14(b), 3.14(d), 3.14(e), 3.14(f), 3.14(g), 3.17, 3.19, 3.22(a), 3.22(b), 3.22(c) and 3.25, exceed $1.0 billion (the “Lower Cap”) nor (y) without limiting the limitations set forth in clause (x), in the case of all Losses for which A/N shall be liable pursuant to Section 7.2(a), exceed $2.625 billion (the “Higher Cap”).

(b)Cheetah Holdco shall not be liable to the A/N Indemnitees for indemnification under Section 7.3(a) until the aggregate amount of all indemnifiable Losses under Section 7.3(a) exceeds the Deductible, in which event Cheetah Holdco shall be required to pay and be liable for all such Losses solely to the extent they exceed the Deductible. The aggregate amount of all Losses for which Cheetah Holdco shall be liable pursuant to Section 7.3(a) shall neither (x) in the case of Losses based upon, arising out of, or by reason of any inaccuracy in or breach of the representations and warranties set forth in Sections 4.7(b), 4.8, 4.9, 4.10 and 4.12, exceed the Lower Cap nor (y) without limiting the limitations set forth in clause (x), in the case of all Losses for which Cheetah Holdco shall be liable pursuant to Section 7.3(a), exceed the Higher Cap.

(c)Notwithstanding the foregoing, the foregoing limitations set forth in this Section 7.4 shall not apply to Losses based upon, arising out of, or by reason of any inaccuracy in or breach of the Bengal Fundamental Representations, the representations and warranties in Section 3.8(b) or the Cheetah Fundamental Representations.

(d)For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without giving effect to any “Bengal Material Adverse Effect”, “Cheetah Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein, in each case, except for any such qualifications and exceptions (i) used to qualify a set of materials made available or a list of items or (ii) contained in Sections 3.7 and 4.8.

Section 7.5    Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any demand or Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) Business Days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that such failure has a prejudicial effect on the rights or defenses available to the Indemnifying Party with respect to such Third Party Claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within twenty (20) calendar days after receipt of notice of a Third Party Claim from the Indemnified Party (or such lesser number of days as may be required by court proceeding in the event of a litigated matter), to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel that is reasonably acceptable to the Indemnified Party; provided, that if the Indemnifying Party is A/N, such Indemnifying Party shall not have the right to defend or direct the defense of or compromise any such Third Party Claim that (i) involves or affects the business of a Cheetah Party unless the Indemnifying Party provides written notice to the Indemnified Party acknowledging that the Indemnifying Party is obligated to indemnify the Indemnified Person for any and all Losses based upon, arising from or relating to such Third Party Claim or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof as provided herein. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (I) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (II) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and reasonable documented out-of-pocket expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to defend such Third Party Claim, fails to timely notify the Indemnified Party in writing of its election to defend as provided herein, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim to the extent such Third Party

Claim is subject to indemnification under Section 7.2 or 7.3. The parties hereto shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.1(a)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of reasonable, documented out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle, compromise, or offer to settle or compromise, a Third Party Claim without the prior written consent of the Indemnified Party, unless the Indemnifying Party has assumed the defense of such Third Party Claim pursuant to Section 7.5(a) and such settlement or compromise provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and no nonmonetary terms or acknowledgment of facts and the Indemnifying Party indemnifies the Indemnified Party with respect to all Losses relating thereto. The Indemnifying Party shall have no liability with respect to a Third Party Claim settled or compromised without its consent (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims. Any claim for indemnification by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) Business Days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that such failure has a prejudicial effect on the rights or defenses available to the Indemnifying Party with respect to such Third Party Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Notwithstanding the foregoing, if a Third Party Claim includes or would reasonably be expected to include both a claim for Taxes that are Excluded Taxes or otherwise and a claim for Taxes that are not Excluded Taxes, and such claim for Taxes that are Excluded Taxes is not separable from such a claim for Taxes that are not Excluded Taxes, A/N (if the claim for Taxes that are Excluded Taxes exceeds or reasonably would be expected to exceed in amount the claim for Taxes that are not Excluded Taxes) or otherwise Cheetah Holdco (A/N or

Cheetah Holdco, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such Third Party Claim (such third party claim, a “Tax Claim”). In such case, the other party (A/N or Cheetah Holdco, as the case may be, the “Non-Controlling Party” shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Excluded Taxes and that are not Excluded Taxes.

Section 7.6    Damages. Notwithstanding anything to the contrary contained in this Agreement, (a) no Indemnifying Party shall be liable under this Article VII for any punitive damages, except to the extent awarded by a court of competent jurisdiction to a third party in connection with a Third Party Claim and (b) in the event of any inaccuracy in or breach of any of the representations or warranties of Cheetah (other than the Cheetah Fundamental Representations) that may give rise to an indemnification obligation pursuant to Section 7.3(a), the amount of any Losses for which Cheetah may be liable pursuant to Section 7.3(a), if any, shall be measured by establishing what the Reference Price (as defined in the Stockholders Agreement) would have been in the absence of such inacurracy or breach.

Section 7.7    Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, in immediately available funds, to an account specified by the Indemnified Party following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed supporting documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than three (3) days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such three (3) day period, any amount payable shall accrue interest from and including the date of the Final Determination at a rate per annum equal to LIBOR plus 2%. A “Final Determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

Section 7.8    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment first to the Cash Consideration and then to the Equity Consideration for Tax purposes, unless otherwise required by Law.

Section 7.9    Effect of Investigation. The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or that any such covenant or agreement is, was or might have been breached or not fulfilled or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or 7.3.

Section 7.10    Exclusive Remedies. Subject to Section 9.5, the parties acknowledge and agree that, if the Closing occurs, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant or agreement set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the reimbursement and indemnification provisions set forth in Section 5.6(c), Section 5.12(b) and this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant or agreement set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the reimbursement and indemnification provisions set forth in Section 5.6(c), Section 5.12(b) and this Article VII. Nothing in this Section 7.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE VIII.
TERMINATION

Section 8.1    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by written agreement of A/N and Cheetah.

Section 8.2    Termination by A/N or Cheetah.

(a)Cheetah, on the one hand, or A/N, on the other hand, may terminate this Agreement at any time prior to the Closing, by giving written notice of termination to the other, if: (i) the Closing shall not have occurred by March 31, 2016 (the “End Date”), so long as the party proposing to terminate has not breached in any material respect any of its covenants or agreements under this Agreement in any manner that shall have proximately caused (such breaching party, a “Proximate Cause Party”) the failure of the Closing to so occur; provided, however, that if any of the Regulatory Conditions or the condition set forth in Section 6.1(e) (but only, in the case of Section 6.1(e), if the failure to satisfy such condition is as a result of any Antitrust Law or any Communications Law) are not satisfied, or if the Cheetah Stockholder Approvals have not been obtained, on the End Date but all of the other conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied only at the Closing, which conditions shall be capable of being satisfied) are satisfied or are waived, then A/N or Cheetah shall be entitled to extend the End Date to September 30, 2016 so long as the party proposing to so extend the End Date is not a Proximate Cause Party with respect to the failure of any of the Regulatory Conditions to be satisfied on or prior to the End Date, or (ii) any decree, judgment, injunction or other order permanently restraining, enjoining or otherwise prohibiting completion of the Contribution shall have been issued and become final and non-appealable, so long as the party proposing to terminate is not a Proximate Cause Party with respect to the issuance, existence or effectiveness of such decree, judgment, injunction or other order.

(b)A/N may terminate this Agreement at any time prior to the Closing, by giving written notice to Cheetah, if (i) there has been a breach of any representation, warranty, covenant or agreement made by Cheetah herein or any such representation or warranty shall have become untrue as of and as though made on any date after the date of this Agreement, (ii) such breach or untruth would cause any of the closing conditions in Section 6.3(a) or 6.3(b) not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (iii) such breach or untruth is not curable or, if curable, is not cured by Cheetah within thirty (30) days after written notice thereof is given by A/N to Cheetah.

(c)Cheetah may terminate this Agreement at any time prior to the Closing, by giving written notice to A/N, if (i) there has been a breach of any representation, warranty, covenant or agreement made by A/N herein or any such representation or warranty shall have become untrue as of and as though made on any date after the date of this Agreement, (ii) such breach or untruth would cause any of the closing conditions in Section 6.2(a) or 6.2(b) not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (iii) such breach or untruth is not curable or, if curable, is not cured by A/N within thirty (30) days after written notice thereof is given by Cheetah to A/N.

(d)Cheetah, on the one hand, and A/N, on the other hand, may terminate this Agreement at any time prior to the Closing, by giving written notice of termination to the other, if TWCE (i) has accepted the offer set forth in the Offer Notice in accordance with the TWEAN Agreement or (ii) has made a Counter-Offer in accordance with the TWEAN Agreement such that the Required Minimum Price with respect to such Counter-Offer exceeds the consideration to be delivered pursuant to this Agreement (taking into account the amount and types of currency offered by TWCE); provided, however, that A/N may not terminate this Agreement pursuant to this clause (ii) unless (x) at least 30 calendar days shall have elapsed since A/N provided Cheetah with a copy of the terms of such Counter-Offer and, if Cheetah has submitted a binding offer in response to such Counter-Offer during such 30-calendar-day period, A/N has negotiated in good faith with Cheetah in response to such offer during such 30-calendar-day period, (y) A/N shall have complied with Section 5.4(d) in all material respects and (z) by the end of such 30-calendar-day period Cheetah shall not have made a Matching Offer to A/N; provided that if Cheetah has made a binding offer to acquire Bengal and its Subsidiaries to A/N by the end of such 30-calendar-day period that is on terms no less favorable in the aggregate to A/N and its Affiliates than the terms set forth in the Counter-Offer (taking into account the amount and types of currency offered by TWCE), A/N and its Affiliates shall not enter into or consummate any Bengal Alternative Transaction with TWCE or its Affiliates prior to the first anniversary of the date of such offer.

(e)Cheetah, on the one hand, and A/N, on the other hand, may terminate this Agreement at any time prior to the Closing, by giving written notice of termination to the other, if the Cheetah Stockholder Approvals shall not have been obtained at the Cheetah Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approvals was taken.

(f)Cheetah, on the one hand, and A/N, on the other hand, may terminate this Agreement by giving written notice of termination to the other, at any time during the thirty (30) calendar day period immediately following the expiration of the thirty (30) calendar day period set forth in Section 7.3 of the Stockholders Agreement.

(g)Cheetah may terminate this Agreement by giving written notice of termination to A/N in the event that the New Cheetah Registration Statement is not effective by the close of business on the tenth Business Day following consummation of the closing of the transactions contemplated by the Comcast-TWC Agreement due to the execution of this Agreement or the announcement or pendency of the transactions contemplated by this Agreement prior to the date that the New Cheetah Registration is declared effective.

(h)A/N may terminate this Agreement at any time before the Cheetah Stockholder Approvals have been obtained, by giving written notice to Cheetah, if there has been an Adverse Recommendation Change.

Section 8.3    Effect of Termination. If this Agreement is terminated in accordance with Section 8.1 or Section 8.2, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party or parties hereto or their respective Affiliates, or their respective directors, officers or employees, except as contemplated by the next sentence and except that nothing in this Section 8.3 or Section 8.4 shall relieve any party from liability for any breach of this Agreement that arose prior to such termination. The provisions of (i) the last sentence of Sections 5.1(a), (ii) Section 5.12(b), (iii) the last proviso to Section 8.2(d) and (iv) this Section 8.3, Section 8.4 and Article IX (and any related definitional provisions set forth in Article I) shall survive any termination of this Agreement.

Section 8.4    Liquidated Expenses.

(a)In the event that this Agreement is terminated (1) by either A/N or Cheetah pursuant to Section 8.2(e) after an Adverse Recommendation Change or (2) by A/N pursuant to Section 8.2(h) (provided, in each case, the Adverse Recommendation Change was in respect of (in whole or in part) the A/N Issuance, then Cheetah shall promptly, but in no event later than two (2) Business Days after such termination, pay to A/N a liquidated damages payment for expenses of $100 million, by wire transfer of immediately available funds to an account specified by A/N.

(b)In the event that this Agreement is terminated by A/N or Cheetah pursuant to Section 8.2(d), then A/N shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to Cheetah a liquidated damages payment for expenses of $100 million, by wire transfer of immediately available funds to an account specified by Cheetah.

(c)Each party hereto acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if any party fails to promptly pay any liquidated damages payment due under this Section 8.4, and, in order to obtain such payment, any other party to this Agreement commences an Action that results in a judgment against the non-paying party for the liquidated damages payment set forth in this Section 8.4 or any portion of such liquidated damages payment, the non-paying party shall pay the costs and expenses of such other party (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the liquidated damages payment at the prime rate as published in The Wall Street Journal as of the date such payment was required to be made plus 5%, such interest to accrue from the date such liquidated damages payment was required to be made through the date of payment. The parties hereto acknowledge that the liquidated damages contemplated hereby are not intended to be penalties, but rather are liquidated damages in a reasonable amount that will compensate the recipient in the circumstances in which such fee is due and payable for the expenses involved while negotiating this Agreement and in reliance on this Agreement on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall any party hereto be obligated to make more than one liquidated damages payment.

ARTICLE IX.
MISCELLANEOUS

Section 9.1    Notices. All notices and communications hereunder shall be in writing and served by personal delivery upon the party for whom it is intended or delivered by hand delivery, by registered or certified U.S. first-class mail, with return receipt requested and all postage and other fees prepaid, by reputable overnight courier service or by facsimile, provided that printed confirmation of such facsimile transmission is promptly received by the sender, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the manner set forth herein, by such Person:

if to Cheetah, New Cheetah or Cheetah Holdco, to:

Charter Communications, Inc.
400 Atlantic Street
Stamford, CT 06901
Attention:    Richard R. Dykhouse
Facsimile:    (203) 564-1377

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    Steven A. Cohen
Victor Goldfeld
Facsimile:    (212) 203-2000

if to A/N, to:

Advance/Newhouse Partnership
5823 Widewaters Parkway
East Syracuse, New York 13057
Attention:    Steven A. Miron
Facsimile:    (315) 463-4127

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street,
New York, New York 10004
Attention:    Brian E. Hamilton
Facsimile:    (212) 291-9067

and:

Sabin, Bermant & Gould LLP
One World Trade Center, 44th Floor,
New York, New York 10007
Attention:    Andrew Kransdorf
Facsimile:    (212) 381-7201

Section 9.2    Amendment; Waiver. No amendment, waiver or binding interpretation (an “Amendment”) shall be made to this Agreement unless in writing and signed, in the case of an amendment, by Cheetah and A/N, or in the case of a waiver or binding interpretation, by the party or parties against whom the waiver is to be effective, provided that, following the Cheetah Stockholder Approvals, there shall be no amendment to the provisions hereof which by applicable Law would require further approval by the Cheetah stockholders without such further approval, and provided, further, that any Amendment by Cheetah shall require the approval of the Board of Directors of Cheetah excluding any nominees of Larry, and, to the fullest extent permitted by applicable Law, the Cheetah Certificate and the Cheetah Bylaws, no other approval of the Board of Directors of Cheetah shall be required. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3    No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto, except that (i) the Cheetah Parties may assign any and all of their rights under this Agreement to New Cheetah, or a wholly owned, direct or indirect, subsidiary of New Cheetah, without the prior written consent of A/N (but no such assignment shall relieve the Cheetah Parties of any of their obligations hereunder) and (ii) A/N may assign any and all of their rights under this Agreement to an Affiliate without the prior written consent of the Cheetah Parties (but no such assignment shall relieve A/N of any of its obligations hereunder); provided that A/N may not assign the right to receive any Equity Consideration to any Person other than any Newhouse Person (as defined in the Stockholders’ Agreement); provided, further, that any such Newhouse Person shall execute an A/N Assumption Instrument (as defined in the Stockholders Agreement) concurrently with such assignment. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Cheetah Parties, A/N, the Cheetah Indemnitees and the A/N Indemnitees, and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.4    Entire Agreement. This Agreement (including all Schedules, Exhibits and Annexes hereto) contains the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 9.5    Enforcement. Irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such parties hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other parties hereto and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which each such party is entitled at law or in equity. No party will oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such other order or injunction.

Section 9.6    Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties or any of their respective Affiliates is listed (provided, that, in such case, each party shall first give the other party a reasonable opportunity to review and comment on any draft public announcement), no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by Cheetah and A/N.

Section 9.7    Expenses.    Except as otherwise expressly provided in this Agreement, regardless of whether the Closing occurs, all costs, expenses and Taxes incurred in connection with this Agreement and the Contribution shall be borne by the party incurring such costs and expenses or the party upon which such costs, expenses or Taxes are imposed by applicable Law.

Section 9.8    Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Contribution, exclusively in the Delaware Court of Chancery or in the event (but only in the event) that such court declines jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Contribution (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Each party that does not maintain a registered agent in Delaware hereby irrevocably designates Corporation Service Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Contribution.

Section 9.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

Section 9.10    Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.11    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equita-

ble provision shall be substituted therefor in order to carry out, to the extent as shall be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[The remainder of this page is intentionally left blank.]

The parties have executed or caused this Agreement to be executed as of the date first written above.

ADVANCE/NEWHOUSE PARTNERSHIP

By:	/s/ Steven A. Miron
Name: Steven A. Miron
Title: Chief Executive Officer

Solely with respect to Section 3.18:
A/NPC Holdings LLC

By:	/s/ Steven A. Miron
Name: Steven A. Miron
Title: Chief Executive Officer

CHARTER COMMUNICATIONS, INC.

By:	/s/ Thomas M. Rutledge
Name: Thomas M. Rutledge
Title: President and Chief Executive Officer

CCH I, LLC

By:	/s/ Thomas M. Rutledge
Name: Thomas M. Rutledge
Title: President and Chief Executive Officer

CHARTER COMMUNICATIONS HOLDINGS, LLC

By:	/s/ Thomas M. Rutledge
Name: Thomas M. Rutledge
Title: President and Chief Executive Officer

Exhibit A

	Key Terms	Explanation
Ranking	Preferred units with no additional preferred units of this ranking to be issued	As long as A/N maintains 20% vote or equity ownership, A/N to have veto on the issuance of additional preferred units of Charter Holdco LLC having equal or superior liquidation preference [1]
Notional	$2.5 billion	Aggregate liquidation preference of the securities
Maturity	Perpetual	No stated maturity on the security
Dividend	6.00%	Annual yield on the security, which is paid in cash through a dividend, payable quarterly in arrears
Conversion Premium / Price	40%	Conversion price equal to reference price x 1.40, subject to Conversion Price Adjustment
Issuer Call Redemption	Issuer may force conversion after 5 years if stock price exceeds 130% of conversion price
Issuer may force conversion of security into common equity after 5 years if stock price exceeds 130% of conversion price for 20 out of 30 calendar days. Any accrued and unpaid dividends will be paid in cash upon conversion, including all accrued and unpaid penalty interest thereon, if any.

Dividends Format	Cumulative
If dividends are suspended at any time, the dividends will accrue until they are paid, with all accrued and unpaid dividends to accrue penalty interest at the rate of 6.00% per annum if not paid in the subsequent quarter. No dividends or distributions other than tax distributions may be paid on, and no repurchases may be made of, any other class of Charter Holdco LLC common or preferred until all accrued dividends on the preferred

1 Seniority protection will not include any back to back preferred required from LLC for debt at Charter have been paid (including all accrued and unpaid penalty interest thereon, if any). Notwithstanding the foregoing, it is understood that if a tax distribution has been made to Charter Holdco LLC’s members or if Charter otherwise has requisite funds, Charter may use such funds for share buybacks.

Conversion Price Adjustment	Adjusted for dividends paid on Charter common over the life of the security, as well as other standard anti-dilution adjustments, except for tax distributions made	Tax distributions made to A/N and Charter will be carved out from any adjustments to the conversion price.
Change of Control
Upon a conversion during the period beginning on the effective date of a change of control and ending on the date that is 30 days thereafter, the holder will receive, for each Preferred Unit, (i) all accrued and unpaid dividends and penalty interest thereon, if any, and (ii) the greater of: (a) a number of shares of Charter common stock (or the same consideration for which such number of shares of Charter common stock were exchanged in the change of control) that the holder would be entitled to receive based on the Conversion Price plus a make-whole calculated pursuant to a market standard make-whole table to callable date/price based on standard Black-Scholes model determined at pricing; and (b) a number of shares of Charter common stock equal to the Liquidation Preference per Preferred Unit divided by the greater of (1) a market-standard calculation of the effective price of the change of control and (2) $86.50 per share (subject to adjustment at the same time as,

Market based special conversion formula upon a change of control, including potential additional make-whole shares. Standard public instrument change of control language other than 40% cash consideration threshold for a change of control (however, changes to standard 10% cash consideration threshold upon sale or transfer of convertible to a third party).

and in a manner inverse to, any adjustment to the conversion rate), which is 50% of the reference price. [2]
Liquidation Preference	At par	At the aggregate par of $2.5 billion (25 mm $100 Liquidation Preference Preferred Shares) plus accrued distributions (including all accrued and unpaid penalty interest thereon, if any)
Registration Rights and Transfer Restrictions
Subject to the standstill and transfer regime set out in the term sheet, the preferred units are convertible at any time by the holder thereof, and Charter common stock underlying preferred units then held by the A/N Parties is registrable as provided in the term sheet.

2 The effect of the call on the make whole table is to eliminate any make whole if the deal value is above the provisional call price and the effective date is beyond the non-call period (beyond 5 years).

Exhibit B

Class B Shares
The Certificate of Incorporation will provide for the following terms of the Class B common shares, which shall be identical to Charter common shares except as contemplated hereby. The Class B common shares will initially have 50 votes each. Subject to the Shareholders’ Agreement, the voting power of the Class B common shares will adjust as necessary so that the total number of votes will reflect the voting power of the Charter Holdco common units (other than those owned by Charter) and the exchangeable preferred units on an as-converted, as-exchanged basis. The Class B common shares will vote with the common shares as a single class on matters put before the shareholders, subject to the Class B Director Appointment Right (as defined in the Shareholders’ Agreement). The Class B common shares will not be transferable except in connection with a required transfer thereof as set forth in the Shareholders’ Agreement.

Transfers of Exchangeable Preferred Units
A/N will not accept an offer to transfer the exchangeable preferred units without first notifying Charter of the terms of the offer and giving Charter the right to purchase the exchangeable preferred units on the same or on more favorable terms.

Demand Registration
The registration rights agreement will provide that, any time after the first anniversary of the Closing, each of A/N and Liberty shall separately be entitled to request that Charter register under the Securities Act its common stock of Charter, with registered offerings to be underwritten (with Charter’s full cooperation with Charter management available for two road shows per twelve month period (provided that the second road show shall be in connection with an offering of at least $500 million), to the extent advised by the underwriters, and at Charter’s expense, other than underwriters’ discounts) to the extent requested by the party making the demand. With respect to Liberty, these demand registration rights include the right to register shares underlying exchangeable notes or debentures issued in accordance with the Shareholders’ Agreement. With respect to A/N, these demand registration rights include the right to register shares into which exchangeable preferred units are convertible, provided that Charter will have the right of first offer (“ROFO”) on the exchangeable preferred units involved in any such sale described above, which A/N may accept or decline in its sole discretion; provided that if A/N declines, it may not sell to a third party a lesser amount of shares, or for an equal or lesser price, or on other terms equal to or worse than those, offered by Charter. Charter shall not be required to effect more than two demand registrations for each of A/N and Liberty in any twelve-month period, and all registrations shall be subject to blackout and delay periods for so long as the board (excluding directors nominated by the registering Investor(s)) determines in good faith that registration could require the disclosure of something detrimental to Charter or to a pending negotiation or transaction.
The aggregate fair market value of any offering required to be registered would be not less than $250 million.

Piggyback Registration
If Charter proposes to register any common stock in connection with an underwritten offering, each of A/N and Liberty will have the right to request that Charter register under the Securities Act a pro rata portion of its common stock and, in the case of A/N, the common stock into which its units are exchangeable, subject to a minimum to be agreed, unless the managing underwriter advises Charter that the inclusion of the shares would adversely affect the offering, in which case shares to be sold by any other Charter shareholders and A/N and Liberty shall be offered on a pro rata basis to the extent of the size of the secondary offering that the managing underwriter deems advisable.

Termination	The foregoing agreements with respect to registration) will terminate with respect to A/N or Liberty once such person beneficially owns less than 5% equity ownership of Charter.

Transaction Steps
The transaction steps for implementing the A/N - Charter transaction are anticipated to be as set forth in Annex A. The parties will work together in good faith following the Closing to agree to any changes to such steps that may be mutually beneficial or that may be necessary to reduce a potential detriment to either party. [Annex to include steps from EY deck]

Requirements in Up-C Structure	Distributions to partners in Charter Holdco must be pro rata, except to the extent provided below Charter and its subsidiaries may not hold material assets or lia-

bilities outside of Charter Holdco
Charter’s capital structure must be mirrored in its economic interest in the Charter Holdco. Without limiting the generality of the foregoing, if Charter issues equity to acquire assets, Charter will drop the assets down into Charter Holdco in exchange for an equivalent amount of units. A/N and Liberty will have pre-emptive rights in connection with any such issuances of equity to the extent provided in the Stockholders’ Agreement.
Expenses of Charter must be reimbursed by Charter Holdco and therefore borne by both the shareholders of Charter and A/N. The LLC agreement and exchange agreement also shall include such other provisions as are requisite or customary in a 1:1 Up-C structure.
Charter will be the managing member of Charter Holdco. The Managing Member must have discretion to issue management incentive shares and matching units at Charter Holdco, diluting both Charter’s shareholders and A/N (subject to pre-emptive rights to the extent provided in the Stockholders’ Agreement).

Principles for Tax Distributions
Cash distributions to be made quarterly (with annual true-ups) at the highest marginal tax rate for an individual living in New York - currently approximately 52%
Cash distributions to be made pro rata to the partners based on the partner with the highest proportionate taxable income allocation, including the effect of Section 704(c), and are intended to have no distortive effect on the pro rata entitlement of each partner to distributions from Charter Holdco
The Managing Member may limit pro rata tax distributions to the amount required by the highest taxable income allocation to a non-Charter member of Charter Holdco.
The Managing Member may waive its entitlement to tax distributions and, instead, issue a non-pro-rata “advance” to A/N, which will accrue interest at a money market rate and will reduce A/N’s exchange value into cash or Charter stock.
The Managing Member, at its discretion, may engage in equity buybacks using Charter Holdco distributions.
To maintain parity, the Managing Member may, at its discretion, treat some or all of any pro rata tax distributions to A/N and Charter as redemptions of their respective units in Charter Holdco at the market price of actual buybacks.

Tax distributions will not be paid on the guaranteed payment or allocation of gross income with respect to the preferred interest as long as preferred distributions are paid in cash each year. Any tax distributions in respect of the preferred interest will reduce future payments of preferred distributions.

Other Tax-Related Matters
The parties will construct a baseline case pursuant to which :
With respect to the forward Section 704(c) layer created upon contribution of the A/N assets and the Charter assets to Charter Holdco, Charter Holdco adopts the traditional method for both the Charter and A/N contributed assets and allocates its depreciation and amortization accordingly.
Under the Tax Receivable Agreement, Charter will pay to A/N 50% of the tax benefit that Charter receives from the actual Section 743(b) adjustment obtained from an acquisition of A/N’s interest in Charter Holdco based on the use of the traditional method for the forward Section 704(c) layer.
The parties agree to discuss the use of alternative methods under Section 704(c) in good faith. The baseline Section 704(c) methodology will be the Section 704(c) methodology unless the parties subsequently agree to another Section 704(c) methodology that results in an overall reduction to the NPV of the partners’ aggregate tax liabilities, taking into account the effect of such methodology on the partners’ allocations of operating income and depreciation and amortization deductions, the amount of step-up recognized as a result of the back end transaction, and any other relevant items agreed upon by the parties (taking into account the effects under the Tax Receivable Agreement). If the parties agree on an alternative methodology, then the benefits to the parties over and above the baseline case will be shared equitably between the parties, taking into account any detriments suffered relative to the baseline.
The Managing Member may cause Charter Holdco to distribute to Charter the stock of corporate subsidiaries of Charter Holdco in redemption of LLC units held by Charter provided that Charter immediately re-contributes all of the assets and liabilities of such subsidiaries to Charter Holdco in consideration of the issuance of an equivalent number of LLC units.
Allocations of the preferred return in respect of the preferred units will take the form of a guaranteed payment or an allocation of gross income items.

Principles for Non-tax Distributions
The Managing Member, at its discretion, may engage in equity buybacks using non-tax Charter Holdco distributions.
The Managing Member may, at its discretion, make disproportionate non-tax distributions from Charter Holdco in redemption of Charter’s units at the market price of actual buybacks to the extent that A/N is below its Acquisition Cap (and up to an amount that would increase A/N’s interest to such Acquisition Cap).
The Managing Member may, at its discretion, make proportionate non-tax distributions from Charter Holdco in redemption of Charter’s and A/N's units at the market price of actual buybacks if A/N is at the Acquisition Cap.

Tax Matters Agreement
Subject to the discussion above, the partners will enter into a Tax Receivables Agreement which will apply to a sale or exchange of partnership units and that will provide for a payment by Charter of 50% of the tax benefit that will be realized by Charter from the step-up in basis (subject to the remainder of this provision, under Section 743(b) or Section 734(b)) from the purchase (as determined in accordance with the baseline case described above (subject to the equitable sharing of any benefits to the parties over and above the baseline case, taking into account any detriments suffered relative to the baseline case, in the event the parties agree on an alternative methodology, as provided above) and calculated on a with and without basis, if as and when realized (i.e. the benefit of tax attributes (including NOLs and existing tax basis) is used on first in first out basis)). Additionally, A/N and Charter will enter into a tax matters agreement relating to the tax treatment of the transactions. To the extent not covered by the Charter Holdco tax distributions above, the tax matters agreement also will provide that any business combination transaction entered into within five years of the Closing Date involving Charter, Charter Holdco or their subsidiaries or assets that is not tax free shall be structured so that the consideration paid to A/N comprises 40% or more cash.

Exchangeable Preferred Units	The exchangeable preferred units will have the terms set out on Exhibit [A]

Exchange and Conversion	Any exchange of Charter Holdco common units will be effected by a put for cash at the 2-trading day VWAP; provided that common stock of Charter may be delivered in lieu thereof; pro-

vided further that in connection with a business combination transaction or other transaction not initiated by A/N, in each case requiring an exchange of Charter Holdco common units, the consideration shall be Charter common stock.  Any such exchange will also require a conversion of a proportionate amount of Class B shares into common stock.

Charter Holdco common units shall not be transferable (but Charter common stock received in exchange for Charter Holdco common units may be transferred in accordance with the Shareholders’ Agreement). Upon any transfer of exchangeable preferred units of Charter Holdco to persons other than A/N Persons, such exchangeable preferred units shall become exchangeable with Charter for shares of Charter common stock in lieu of common units of Charter Holdco.

Holdco Governance
The common and preferred units of Charter Holdco will not be entitled to any governance or consent rights at Charter Holdco (other than consent rights over changes to the terms of the preferred units).